Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163206

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 30, 2009)

100,000,000 Shares of Common Stock
Subscription Rights to Purchase up to 50,000,000 Shares of Common Stock

We are conducting a rights offering and concurrent offering of common stock to the public on a “best efforts” basis at a price of $1.20 per share. We intend to use a substantial portion of the proceeds from the offerings to increase the capital of our subsidiary, Hanmi Bank. On November 2, 2009, the Board of Directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions (the “Final Order”) and entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of San Francisco (the “Federal Reserve Bank”). Under the Final Order, Hanmi Bank is required to increase its capital and maintain certain regulatory capital ratios prior to certain dates specified in the Final Order. Hanmi Bank is required to increase its contributed equity capital by July 31, 2010 by not less than an additional $100,000,000. Hanmi Bank is also required to maintain specified ratios of tangible stockholder’s equity to total tangible assets. Pursuant to the Written Agreement, we are also required to increase and maintain sufficient capital at Hanmi Financial Corporation (“Hanmi Financial”) and at Hanmi Bank satisfactory to the Federal Reserve Bank.

We are distributing at no charge to our common stockholders non-transferable subscription rights (“subscription rights”) to purchase up to 50,000,000 shares of our common stock (the “rights offering”). You will receive one subscription right for each share of common stock held of record at the close of business on June 7, 2010. Subscription rights may only be exercised for whole shares. Each subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $1.20 per share. This is the same purchase price per share that Woori Finance Holdings Co. Ltd. (“Woori”) has agreed to pay to acquire, subject to certain conditions, a minimum of 175,000,000 shares of our common stock pursuant to a securities purchase agreement we entered into with Woori on May 25, 2010. See “Summary — Recent Developments” for further information about our agreement with Woori.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on July 6, 2010, unless we extend the rights offering subscription period in our sole discretion. You should carefully consider whether or not to exercise your subscription rights before the expiration of the rights offering subscription period. Exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights or the purchase of shares of our common stock in the best efforts public offering (discussed below). Subscription rights may not be sold or transferred.

If you exercise all of the subscription rights distributed to you, you will also be entitled to purchase additional shares not purchased by other stockholders pursuant to the over-subscription privilege described in this prospectus supplement, subject to our right to reject in whole or in part any over-subscription request.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel the rights offering, the subscription agent will return all subscription payments it has received for the cancelled offering without interest or penalty.

We will deposit subscriptions from the rights offering into an escrow account with our escrow agent until the earlier of (i) when we have received total subscriptions in the rights offering and the best efforts public offering for at least 87,500,000 of the offered shares, representing $105,000,000 in gross proceeds or (ii) the closing of the transaction with Woori (the “Escrow Release Date”). If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the rights offering and best efforts public offering and the subscription agent will return the subscription payments received in the rights offering, without interest or penalty.

Concurrently with the rights offering, we are initially offering to sell an additional 50,000,000 shares of our common stock to the public, to be offered and sold by our placement agent on a “best efforts” basis, at a purchase price of $1.20 per share (the “best efforts public offering” and together with the rights offering collectively referred to hereinafter as, the “offerings”). Shares of common stock not subscribed for in the rights offering may be offered and sold in the best efforts public offering. We may in our sole discretion cancel the best efforts public offering at any time and for any reason.

We have engaged Cappello Capital Corp. (“Cappello”) to provide financial advisory services in connection with the rights offering and to act as our placement agent in the best efforts public offering. This is not an underwritten offering. Cappello is not obligated to purchase any of the shares of common stock that are being offered for sale by us. We have agreed to pay Cappello a cash fee equal to 2.75% of the aggregate gross proceeds raised in the offerings and to issue to Cappello five-year warrants to purchase up to 2% of the aggregate number of shares sold in the offerings. See “Plan of Distribution” for further information about our agreement with Cappello.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “HAFC.” On June 7, 2010, the closing sale price for our common stock was $1.64 per share. We urge you to obtain a current market price for our common stock before making any determination with respect to the exercise of subscription rights or the purchase of common stock in the best efforts public offering. We will apply to list the shares of common stock issued in the offerings on the NASDAQ Global Select Market under the same symbol.

Investment in our common stock is speculative and involves a high degree of risk. You could lose your entire investment. You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-19 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus supplement and the accompanying prospectus before exercising subscription rights in the rights offering or purchasing shares of our common stock in the best efforts public offering. See “Information Incorporated by Reference” for further information about the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other state, federal or foreign governmental agency or fund.

Number of shares	100,000,000.00
Gross offering proceeds	$120,000,000.00
Estimated offering expenses excluding selling agent commissions and expenses	$1,300,000.00
Selling agent cash commissions and expenses	$3,300,000.00
Selling agent commissions and expenses per share	$0.033
Net proceeds	$115,400,000.00
Net proceeds per share	$1.154

The date of this prospectus supplement is June 11, 2010

THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IT IS NOT SOLICITING AN OFFER TO BUY SUCH SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

NOTICE TO RESIDENTS OF KOREA

THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCE, IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA UNDER THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT OF KOREA. THE SECURITIES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA UNDER THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT OF KOREA AND NONE OF THE SECURITIES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY RESIDENT OF KOREA FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF KOREA, INCLUDING BUT WITHOUT LIMITATION THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT OF KOREA AND THE FOREIGN EXCHANGE TRANSACTION LAW OF KOREA AND THE DECREES AND REGULATIONS THEREUNDER. FURTHERMORE, THE SALE AND PURCHASE OF THE SECURITIES SHOULD COMPLY WITH THE REQUIREMENTS UNDER THE FOREIGN EXCHANGE TRANSACTION LAW OF KOREA AND ITS SUBORDINATE REGULATIONS. NEITHER THE COMPANY, NOR ANY PLACEMENT AGENT MAKES ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS TO ACQUIRE THE SECURITIES UNDER THE LAWS OF KOREA, INCLUDING BUT WITHOUT LIMITATION THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Under the shelf registration process, we may sell any combination of common stock, preferred stock, debt securities, rights, warrants or units in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding the rights offering and best efforts public offering, including the subscription price, the aggregate number of shares of common stock being offered and the risks of investing in our common stock. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us and our common stock and other information you should know before exercising your non-transferable subscription rights or deciding to purchase our common stock in the best efforts public offering.

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. No placement agent, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. You may obtain copies of the documents referred to herein as described below under “Where You Can Find More Information.”

In this prospectus supplement and accompanying prospectus, (i) all references to the “Company,” “we,” “us” and “our” refer to Hanmi Financial Corporation and its subsidiaries; and (ii) references to “the Bank” refers to Hanmi Bank.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the safe harbors of the Act. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results could be quite different from those expressed or implied by the forward-looking statements. Do not unduly rely on forward-looking statements; they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise except as required by law.

Factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement include:

•	our ability to continue as a going concern;

•	closure of Hanmi Bank and appointment of the Federal Deposit Insurance Corporation as receiver;

•	failure to complete the transaction contemplated by the securities purchase agreement with Woori;

•	failure to raise capital from the offerings or to raise enough capital from the offerings to support our operations or meet our regulatory requirements;

•	failure to maintain adequate levels of capital to support our operations;

•	a significant number of customers failing to perform under their loans and other terms of credit agreements;

•	the effect of regulatory orders we have entered into and potential future supervisory actions against us or Hanmi Bank;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits;

•	sources of liquidity available to us and to Hanmi Bank becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waivers to do so;

•	adverse changes in domestic or global financial markets, economic conditions or business conditions;

•	regulatory restrictions on Hanmi Bank’s ability to pay dividends to us and on our ability to make payments on our obligations;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters and other variables impacting the value of real estate;

•	failure to attract or retain our key employees;

•	adequacy of our allowance for loan losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	volatility and disruption in financial, credit and securities markets, and the price of our common stock;

•	deterioration in financial markets that may result in impairment charges relating to our securities portfolio;

•	competition in our primary market areas;

•	demographic changes in our primary market areas;

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•	global hostilities, acts of war or terrorism, including but not limited to, conflict between North and South Korea;

•	significant government regulations, legislation and potential changes thereto; and

•	other risks we describe from time to time in the reports and statements we file with the SEC.

In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement, accompanying prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

Some of these and other factors are discussed in this prospectus supplement under the caption “Risk Factors” and elsewhere in this prospectus supplement and accompanying prospectus and the documents incorporated by reference, including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The development of any or all of these factors could have a material adverse impact on our financial position and our results of operations.

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QUESTIONS AND ANSWERS RELATING TO THE OFFERINGS

The following are examples of what we anticipate will be common questions about the rights offering and best efforts public offering. The answers are based on selected information included elsewhere in this prospectus supplement and accompanying prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the offerings. This prospectus supplement, accompanying prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of the offerings and provide additional information about us and our business, including potential risks related to the offerings, an investment in our common stock and our business.

What is the rights offering?

We are distributing at no charge to our common stockholders non-transferable subscription rights to purchase up to 50,000,000 shares of our common stock. You will receive one subscription right for each share of common stock held of record at the close of business on June 7, 2010 (the “record date”). Subscription rights may only be exercised for whole shares. Each subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $1.20 per share. The subscription rights will be evidenced by subscription rights certificates.

Why are we conducting the rights offering?

We are conducting the rights offering to raise equity capital and to provide our existing stockholders with the opportunity to purchase our common stock at the same price per common share being offered to Woori pursuant to the terms of the securities purchase agreement we entered into with Woori on May 25, 2010. Woori has agreed to purchase a minimum of 175,000,000 shares of our common stock at a purchase price of $1.20 per share, if the transactions contemplated by the securities purchase agreement are completed.

How was the $1.20 per share subscription price and purchase price determined?

The subscription price in the rights offering and the purchase price in the best efforts public offering is the same purchase price that Woori has agreed to acquire common stock from us pursuant to the securities purchase agreement. In determining the purchase price to be paid by Woori, our Board of Directors considered a number of factors, including, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with Woori and the desire to provide an opportunity to our stockholders and other investors to participate in the offerings on the same financial terms as Woori. In conjunction with its review of these factors, our Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings and our current financial condition.

Our Board of Directors received a fairness opinion from McGladrey Capital Markets LLC (“McGladrey”) that the price per share to be paid by Woori was fair, from a financial point of view, to our stockholders. The Special Committee of our Board of Directors also received a fairness opinion from Cappello that, as of May 19, 2010, and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of our common stock to be received by Hanmi Financial in the sale of a majority interest in Hanmi Financial to Woori and the subsequent registered rights and best efforts offering, collectively referred to as the “Transaction,” was fair, from a financial point of view, to the holders of our common stock, other than Woori and any other purchasers of our common stock in the Transaction (the “Investors”). McGladrey and Cappello did not advise on, and their opinions did not address, the fairness to any of our stockholders or any other person purchasing shares in the rights offering or the best efforts public offering of the subscription price or purchase price or any other terms of the rights offering or the best efforts public offering. Neither the subscription price nor the purchase price is necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the trading price of our common stock will not decline during or after the offerings. We also cannot assure you that you will be able to sell shares purchased in these offerings at a price equal to or greater than $1.20. We do not intend to change the subscription price or purchase price in response to changes in the trading price of our common stock prior to the closing of the offerings. You should not assume or expect that, after the offerings, our shares of common stock will trade at or above $1.20.

What is the basic subscription privilege?

For each subscription right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at a subscription price of $1.20 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive 1,000 subscription rights and would have the right to purchase 1,000 shares of common stock for $1.20 per share with your basic subscription privilege.

What is the over-subscription privilege?

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription privilege, you will also have the opportunity to purchase additional shares not purchased by other stockholders pursuant to their basic subscription privilege at the same subscription price per share that applies to the basic subscription privilege.

We will be able to satisfy your exercise of the over-subscription privilege only if other stockholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege, provided that we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests. If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing stockholder purchased under the basic subscription privilege. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the earlier of the Escrow Release Date, November 15, 2010 or the cancellation of the rights offering.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

We will not accept any over-subscription requests for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept over-subscription requests for 1,000 or more shares of our common stock.

In addition, under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of 9.9%.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other stockholders fully exercise their basic subscription privilege, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to subscribe to purchase additional shares pursuant to the over-subscription privilege and your ownership percentage in our common stock and related voting and other rights may be further diluted.

May I transfer my subscription rights?

No, you may not sell, transfer or assign your rights to anyone else.

How do I exercise my subscription rights?

The subscription rights may be exercised beginning on the date of this prospectus supplement through the expiration of the rights offering subscription period, which is 5:00 p.m., New York time, on July 6, 2010. Although we have the option of extending the expiration date of the rights offering subscription period, we currently do not intend to do so.

You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to our subscription agent, Computershare Inc., to the address set forth on page S-51 of this prospectus supplement, before 5:00 p.m., New York time, on July 6, 2010. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering subscription period, you may follow the guaranteed delivery procedures described under “The Rights Offering — Notice of Guaranteed Delivery.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege and, if applicable, any over-subscription request that we have accepted based on the amount of the payment received. If the payment exceeds the subscription price for the full exercise of your basic subscription privilege and any applicable over-subscription request that we have accepted, or if you subscribe for more shares than you are eligible to purchase pursuant to the over-subscription privilege, then the excess will be returned to you as soon as practicable following the earlier of the Escrow Release Date (as defined below), November 15, 2010 or cancellation of the rights offering, as applicable. You will not receive interest on any payments refunded to you under the rights offering.

How do I subscribe for shares in the best efforts public offering?

You should complete, date and sign the subscription agreement and related materials for the best efforts public offering, which accompany this prospectus supplement and return them to our placement agent, Cappello Capital Corp., at the address set forth on page S-56 of this prospectus supplement. Do not send payment for the shares of common stock with your subscription agreement and related materials. As soon as practicable after the Escrow Release Date, Cappello will request that all persons who previously submitted completed subscription agreements provide an acknowledgement of subscription, in writing or orally, at Cappello’s discretion, if and to the extent that all or a portion of the number of shares subscribed for in the previously submitted subscription agreements have been accepted by us, and Cappello will provide further instructions to such prospective purchasers on the process for completing the purchase of the shares. Upon receipt of the request to acknowledge subscription, each prospective purchaser will be asked to do the following:

•	acknowledge in writing or orally, at Cappello’s discretion, the number of shares of our common stock each such prospective purchaser intends to purchase in the best efforts public offering, which acknowledgement once submitted is irrevocable;

•	to the extent the number of shares of our common stock a prospective purchaser intends to purchase in the best efforts public offering is different from the number set forth in the previously submitted subscription agreement, and we consent to the change, complete, sign and date a revised subscription agreement with the correct number of shares of our common stock that the prospective purchaser intends to purchase in the best efforts public offering;

•	make a wire transfer of immediately available U.S. funds to an account instructed by Cappello, which account is one designated by us or make a certified or cashier’s check payable to “Hanmi Financial Corporation” (for aggregate purchase prices at or below $250,000) to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse A, Los Angeles, California 90010, in each case for an amount equal to the purchase price of $1.20 per share multiplied by the number of shares of common stock each such prospective purchaser intends to purchase in the best efforts public offering as acknowledged by Cappello; and

•	return the completed written acknowledgement of subscription if requested by Cappello or the completed revised subscription agreement, either or both as applicable, to our placement agent, Cappello Capital Corp., at the address set forth on page S-56 of this prospectus supplement by no later than such date as instructed by Cappello.

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a subscription rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form provided to you that allows you to instruct your broker, dealer, custodian bank or other nominee whether, and to what extent you wish to participate in the rights offering. You should receive this form from your record holder with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our common stock, please contact the record holder of your shares promptly. Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase. Your broker, dealer, custodian bank or other nominee may establish a deadline to participate in the rights offering prior to the 5:00 p.m., New York time on July 6, 2010.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $1.20 per share.

Will the subscription rights be listed on a stock exchange or trading market?

No. The subscription rights will not be listed on the NASDAQ Global Select Market or any other stock exchange or trading market. Our common stock trades on the NASDAQ Global Select Market under the symbol “HAFC” and we will apply to list the shares to be issued in connection with the rights offering and the best efforts public offering for trading on the NASDAQ Global Select Market under the same symbol.

What happens if I choose not to exercise my subscription rights?

If you do not exercise your subscription rights and the offerings are consummated, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other stockholders in the rights offering and other investors in the best efforts public offering. Regardless of whether you exercise your subscription rights, if the transactions contemplated by the securities purchase agreement with Woori are completed, there will be substantial dilution to the existing stockholders at that time.

Has our Board of Directors made a recommendation to our stockholders regarding the offerings?

No. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights or the purchase of shares in the best efforts public offering. Stockholders who exercise subscription rights or purchase shares in the best efforts public offering risk total loss of their investment. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering subscription period or that anyone purchasing shares in the offerings will be able to sell those shares in the future at the same price or a higher price. You must decide whether or not to exercise your subscription rights or participate in the best efforts public offering based on your own assessment of our business and the offerings. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement and accompanying prospectus and the risks described in documents incorporated by reference in this prospectus supplement and accompanying prospectus, including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Will our directors and executive officers participate in the rights offering?

We expect our directors and executive officers to participate in the rights offering at varying levels, but they are not required to do so. See “Subscriptions by Directors and Executive Officers” for additional information on each directors’ and executive officers’ intentions, as of the date of this prospectus supplement, with respect to the exercise of their basic and over-subscription privileges. If the rights offering is fully subscribed by our existing stockholders pursuant to the exercise of their basic subscription privileges, including our directors and executive officers who are stockholders, we anticipate that directors and executive officers will purchase approximately 4,349,515 shares, or $5,219,000 of our common stock. Our directors, officers and employees are entitled to participate in the rights offering on the same terms and conditions applicable to all stockholders with the exception of a lower minimum threshold amount of 1,000 shares of common stock for over-subscription requests applicable to non-executive officers and employees (as compared to 10,000 shares for all other stockholders, including our directors and executive officers). Following the rights offering and best efforts public offering, our directors and executive officers are expected to own approximately 8,767,000 shares of common stock, or 5.79% of our total outstanding shares of common stock, including shares of our common stock they currently own, but not including the dilutive effects they will experience if we consummate the transaction contemplated by the securities purchase agreement with Woori, if we sell all of the shares in the rights offering and the best efforts public offering.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent and in a timely manner follow other procedures described below under the heading “The Rights Offering — Foreign Stockholders.”

Where will my money be held prior to the closing of the rights offering?

All subscription payments we receive in connection with the rights offering will be deposited into an escrow account maintained by our escrow agent, until the earlier of when we have received total subscriptions in the offerings of at least $105,000,000 in the aggregate, or the closing of the transaction with Woori (the “Escrow Release Date”), or such earlier time as we cancel the rights offering. Subscription payments will initially be received by our subscription agent and will be swept on a weekly basis into the escrow account maintained by our escrow agent. If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the rights offering, the escrow agent will disburse the subscription funds to the subscription agent, and the subscription agent will return the subscription payments received in the rights offering, without interest or penalty.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. We will hold all funds received in the rights offering in an escrow account maintained by the escrow agent until the earlier of the Escrow Release Date or the cancellation of the rights offering. If the rights offering is cancelled or the Escrow Release Date has not occurred on or prior to November 15, 2010, the subscription agent will return, without interest or penalty, all subscription payments for rights in the rights offering as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Can a stockholder purchase shares in the best efforts public offering?

Stockholders who wish to purchase shares should exercise their basic subscription privilege and over-subscription privilege to purchase the number of shares they wish to purchase. If stockholders do not exercise their basic or over-subscription rights, they may still subscribe for shares in the best efforts public offering, but there is no assurance that subscriptions in the best efforts public offering will be accepted in full or at all. We have the right to accept or reject any subscriptions in the best efforts public offering in our sole discretion and to accept or reject over-subscriptions in the rights offering in our sole discretion.

If I am not a stockholder but want to purchase shares of common stock in the best efforts public offering, what do I do?

Our placement agent will accept subscriptions on our behalf for up to 50,000,000 shares of common stock, totaling $60,000,000 in the aggregate, in the best efforts public offering during the pendency of the rights offering. Upon completion of the rights offering, any shares not subscribed for in the rights offering will also be available for purchase in the best efforts public offering. The best efforts public offering of our shares of common stock will commence on the date of this prospectus supplement. We may choose to cancel the best efforts public offering at any time and for any reason.

Are there any conditions to the completion of the offerings?

We will not consummate the offerings and issue shares to subscribers in the rights offering or purchasers in the best efforts public offering until the Escrow Release Date. However, if we receive subscriptions for $105,000,000 in the aggregate through both offerings, you may own our shares prior to the closing of the transaction with Woori, which we believe we will need to complete to provide us with sufficient capital resources to satisfy our regulatory enforcement actions and continue as a going concern.

If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the rights offering and the best efforts public offering and the subscription agent will return the subscription payments received in the rights offering, without interest or penalty.

Furthermore, we reserve the right to cancel the rights offering and/or best efforts public offering for any reason at any time. If either offering is cancelled, all subscription proceeds received will be returned, without interest or penalty, as soon as practicable. See “The Rights Offering — Conditions and Cancellation” for further information regarding the conditions to which the rights offering is subject.

Are the offerings subject to any other restrictions?

Our securities purchase agreement with Woori provides that we may offer and sell in the best efforts public offering up to 4.9% of the shares of our common stock (on a fully-diluted basis, taking into account the rights offering and the best efforts public offering (fully diluted)) to any single investor or group of investors acting together, other than Woori. To the extent we wish to offer and sell more than 4.9% of the shares of our common stock (on a fully-diluted basis) to any single investor or group of investors acting together (other than Woori), we have agreed to consult with Woori. Notwithstanding the foregoing, in no event are we permitted to offer and sell more than 9.9% of the shares of common stock (on a fully diluted basis) to any single investor or group of investor acting together (other than Woori) without the prior written consent of Woori.

In addition, we will not sell shares to any purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state, federal or foreign regulatory authority to acquire, own or control those shares if, as of July 6, 2010, that clearance or approval has not been obtained or any applicable waiting period has not expired. If, after giving effect to the offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the San Francisco Federal Reserve Bank (the “Federal Reserve Bank”) to complete the purchase unless the facts and circumstances support a rebuttal of such presumption.

We will not accept any subscriptions in the best efforts public offering or over-subscription requests in the rights offering for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept subscriptions and over-subscription requests for 1,000 or more shares of our common stock.

You may not revoke or change your subscription to purchase shares of our common stock in the best efforts public offering after you have submitted your acknowledgement of subscription (which must be accompanied by payment).

What form of payment must I use to pay the subscription price for the rights offering?

You must pay in a timely manner the full subscription price for the full number of shares of common stock you wish to acquire in the rights offering by delivering to the subscription agent, a certified or cashier’s check, a bank draft drawn on a U.S. bank or a personal check that clears before the expiration of the rights offering subscription period. See “The Rights Offering — Payment Method” for further information regarding the conditions to which the rights offering is subject.

What form of payment must I use to pay the purchase price for shares subscribed for in the best efforts public offering?

You must pay in a timely manner as instructed by our placement agent the full purchase price for the number of shares of common stock you wish to acquire in the best efforts public offering by making a wire transfer of immediately available U.S. funds to an account instructed by our placement agent, which account is one designated by us or delivering a certified or cashier’s check payable to “Hanmi Financial Corporation” (for aggregate purchase prices at or below $250,000) to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse A, Los Angeles, California 90010, in each case for an amount equal to the purchase price of $1.20 per share multiplied by the number of shares of common stock you intend to purchase in the best efforts public offering and acknowledged by our placement agent.

What fees or charges apply if I exercise my subscription rights or subscribe to purchase shares in the best efforts public offering?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights or purchase shares in the best efforts public offering. If you exercise your subscription rights or purchase shares in the best efforts public offering through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Are there risks in buying shares of our common stock?

Yes. The exercise of your subscription rights and/or the purchase of shares in the best efforts public offering involves risks. Exercising your subscription rights and/or subscribing for shares in the best efforts public offering means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and the risks described in documents incorporated by reference in this prospectus supplement, including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

When will I receive my new shares of common stock?

We will not issue you new shares of common stock in the offerings until after the Escrow Release Date, and if the Escrow Release Date does not occur on or prior to November 15, 2010, we will cancel the offerings and we will not issue any shares of common stock in connection therewith. You will not be issued shares of our common stock or have any of the rights of a stockholder with respect to the shares of our common stock that you subscribe for in the offerings until as soon as practicable after the occurrence of the Escrow Release Date.

All shares that you purchase in the offerings will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record or in the name of the person who appears on the subscription agreement.

As soon as practicable after the Escrow Release Date, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the basic subscription privilege. Shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the Escrow Release Date, and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

As soon as practicable after the Escrow Release Date, we will arrange for the issuance of the shares of common stock purchased pursuant to accepted subscription agreements executed in connection with the best efforts public offering.

Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in the rights offering or subscription for shares in the best efforts public offering in order to comply with state securities laws.

What are the U.S. federal income tax consequences of receiving and exercising my subscription rights, and purchasing shares of common stock in the best efforts public offering?

The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege, and the purchase of shares of common stock in the best efforts public offering should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Consequences.”

How many shares of common stock will be outstanding after the offering?

As of June 7, 2010, there were 51,198,390 shares of our common stock outstanding. We will issue up to 100,000,000 shares of common stock in the aggregate in the rights offering and best efforts public offering. Based on the number of shares of common stock outstanding as of June 7, 2010, and without giving effect to the Woori investment, if we issue all 100,000,000 shares of common stock available in the stock offering, we would have 151,198,390 shares of common stock outstanding following the completion of the rights offering and best efforts public offering.

How much money will the Company receive from the offerings?

The total proceeds to us from the offerings will depend on the number of subscription rights that are exercised and number of shares sold in the best efforts public offering. If we issue all 100,000,000 shares available in the offerings, the total proceeds to us, before expenses, will be $120,000,000.

What if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, Georgeson. Banks and brokers should call (212) 440-9800 and stockholders should call (800) 509-0983.

COMPANY SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus supplement and accompanying prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights or purchase shares in the best efforts public offering. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information contained under the heading “Risk Factors” and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and all other information included or incorporated by reference into this prospectus supplement and accompanying prospectus in their entirety before you decide to exercise your subscription rights or subscribe to purchase shares in the best efforts public offering.

Company Information

Hanmi Financial Corporation is a Delaware corporation and the holding company for Hanmi Bank, a California state chartered bank. Hanmi Bank is a community bank conducting general business banking, with its primary market encompassing the Korean-American community as well as other communities in the multi-ethnic populations of Los Angeles County, Orange County, San Bernardino County, San Diego County, the San Francisco Bay area, and the Silicon Valley area in Santa Clara County. Hanmi Bank’s full-service offices are located in business areas where many of the businesses are run by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of these communities. At March 31, 2010, Hanmi Bank maintained a branch network of 27 full-service branch offices in California and 1 loan production office in Washington. Our other subsidiaries are Chun-Ha Insurance Services, Inc. and All World Insurance Services, Inc., which were acquired in January 2007. Founded in 1989, Chun-Ha and All World are insurance agencies that offer a complete line of insurance products, including life, commercial, automobile, health, and property and casualty.

Our principal office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, and our telephone number is (213) 382-2200.

Our website address is www.hanmi.com. Except for those SEC filings incorporated by reference in this prospectus supplement and accompanying prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus supplement and accompanying prospectus.

Regulatory Requirements and Agreements

On October 8, 2008, Hanmi Bank entered into an informal supervisory agreement (a memorandum of understanding) with the Federal Reserve Bank of San Francisco (the “Federal Reserve Bank”) and the California Department of Financial Institutions to address certain issues raised in Hanmi Bank’s then most recent regulatory examination. Under the terms of the memorandum of understanding, Hanmi Bank was required to address: (i) Board and senior management maintenance and succession planning; (ii) Board oversight and education; (iii) Board assessment and enhancement; (iv) loan policies and procedures; (v) allowance for loan losses policies and procedures; (vi) liquidity and funds management policies; (vii) strategic planning; and (viii) capital maintenance. In addition, the memorandum of understanding included a requirement that Hanmi Bank maintain a minimum Tier 1 leverage ratio and tangible stockholder’s equity to total tangible assets ratio of not less than 8.0 percent.

Hanmi Bank undertook to comply with the memorandum of understanding. To date none of its requirements have been deemed to be satisfied by the California Department of Financial Institutions. After further negative financial results and additional regulatory examinations by the Federal Reserve Bank and the California Department of Financial Institutions, on November 2, 2009, the members of the Board of Directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions (the “Final Order”). On the same date, we and Hanmi Bank entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank. The Final Order and the Written Agreement contain substantially similar provisions.

The Final Order and the Written Agreement require the Board of Directors of Hanmi Bank to prepare and submit written plans to the California Department of Financial Institutions and the Federal Reserve Bank that address the following items: (i) strengthening Board oversight of the management and operation of Hanmi Bank; (ii) strengthening credit risk management practices; (iii) improving credit administration policies and procedures; (iv) improving Hanmi Bank’s position with respect to problem assets; (v) maintaining adequate reserves for loan and lease losses; (vi) improving the capital position of Hanmi Bank and, with respect to the Written Agreement, of the Company; (vii) improving Hanmi Bank’s earnings through a strategic plan and a budget for 2010; (viii) improving Hanmi Bank’s liquidity position and funds management practices; and (ix) contingency funding. In addition, the Final Order and the Written Agreement place restrictions on Hanmi Bank’s lending to borrowers who have adversely classified loans with Hanmi Bank and requires Hanmi Bank to charge off or collect certain problem loans. The Final Order and the Written Agreement also require Hanmi Bank to review and revise its allowance for loan and lease losses consistent with relevant supervisory guidance. Hanmi Bank is also prohibited from paying dividends, incurring, increasing or guaranteeing any debt, or making certain changes to its business without prior approval from the California Department of Financial Institutions, and we and Hanmi Bank must obtain approval from the Federal Reserve Bank prior to declaring and paying dividends. The Final Order and Written Agreement also require that we and Hanmi Bank notify, and obtain the non-disapproval from the California Department of Financial Institutions and Federal Reserve Bank prior to adding any individual as a Board member or senior executive officer.

We and Hanmi Bank have initiated action to comply with the Final Order and Written Agreement; however, none of the requirements have yet formally been deemed satisfied by the California Department of Financial Institutions or the Federal Reserve Bank and the failure to satisfy the provisions of the Final Order and Written Agreement could result in further supervisory enforcement action by the California Department of Financial Institutions and the Federal Reserve Bank. We also are not currently in compliance with the capital and management requirements to remain a financial holding company. As a result, we could be required by the Federal Reserve Bank to either divest ownership of our two insurance agency subsidiaries or sell Hanmi Bank.

Under the Final Order, Hanmi Bank is required to increase its capital and maintain certain capital ratios prior to certain dates specified in the Final Order. Further, under the Written Agreement and based on the most recent capital ratios of Hanmi Bank, we and the Bank are required to submit a capital plan and maintain sufficient capital that is satisfactory to the Federal Reserve Bank.

Under the Final Order, by July 31, 2010, Hanmi Bank is required to increase its contributed equity capital by not less than an additional $100,000,000. Hanmi Bank is also required to maintain a ratio of tangible stockholder’s equity to total tangible assets as follows:

Ratio of Tangible Stockholder’s
Date	Equity to Total Tangible Assets

By July 31, 2010	Not Less Than 9.0 Percent
From December 31, 2010 and Until the Final Order is Terminated	Not Less Than 9.5 Percent

Such requirements are in addition to a fully funded allowance for loan and lease losses. Based on its capital ratios at March 31, 2010, Hanmi Bank is no longer deemed to be “well capitalized” for regulatory purposes as of March 31, 2010 and therefore was “undercapitalized” as defined in the federal prompt corrective action regulations.

If we are unable to raise a sufficient amount of capital to satisfy the regulators we are currently subject to and that we may become subject to in the future, further regulatory action could be taken against us and Hanmi Bank, including additional orders and further restrictions on our business, the possible assessment of civil money penalties, removal of one or more officers and/or directors, termination of deposit insurance and the liquidation or other closure of Hanmi Bank.

The capital ratios of the Company and Hanmi Bank were as follows as of March 31, 2010:

					To be Categorized as
			Minimum		“Well Capitalized”
			Regulatory		under Prompt Corrective
	Actual		Requirement		Action Provision
March 31, 2010	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Total Capital (to Risk-Weighted Assets):
Hanmi Financial	$211,989	7.86%	$215,856	8.00%	N/A	N/A
Hanmi Bank	$210,354	7.81%	$215,493	8.00%	$269,366	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Hanmi Financial	$129,394	4.80%	$107,928	4.00%	N/A	N/A
Hanmi Bank	$174,741	6.49%	$107,746	4.00%	$161,619	6.00%
Tier 1 Capital (to Average Assets):
Hanmi Financial	$129,394	4.20%	$123,265	4.00%	N/A	N/A
Hanmi Bank	$174,741	5.68%	$123,027	4.00%	$153,783	5.00%

Prompt Corrective Action Regulations

Federal law requires each federal banking agency to take prompt corrective action when a bank falls below one or more prescribed minimum capital ratios. The federal banking agencies have, by regulation, defined the following five capital categories:

•	“Well Capitalized” — Total risk-based capital ratio of 10.0 percent, Tier 1 risk-based capital ratio of 6.0 percent, and leverage capital ratio of 5.0 percent, and not subject to any order or written directive by any regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“Adequately Capitalized” — Total risk-based capital ratio of 8.0 percent, Tier 1 risk-based capital ratio of 4.0 percent, and leverage capital ratio of 4.0 percent (or 3.0 percent if the institution receives the highest rating from its primary regulator);

•	“Undercapitalized” — Total risk-based capital ratio of less than 8.0 percent, Tier 1 risk-based capital ratio of less than 4.0 percent, or leverage capital ratio of less than 4.0 percent (or 3.0 percent if the institution receives the highest rating from its primary regulator);

•	“Significantly Undercapitalized” — Total risk-based capital ratio of less than 6.0 percent, Tier 1 risk-based capital ratio of less than 3.0 percent, or leverage capital ratio of less than 3.0 percent; and

•	“Critically Undercapitalized” — Tangible equity to total tangible assets of less than 2.0 percent.

As of March 31, 2010, Hanmi Bank’s total risk-based capital ratio was below the minimum regulatory requirement and placed Hanmi Bank within the definition of “undercapitalized” under the regulatory framework for prompt corrective action. If a state member bank, like Hanmi Bank, is classified as undercapitalized, the bank is required pursuant to the Federal Deposit Insurance Corporation Improvement Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to submit a capital restoration plan, which must be guaranteed by its parent holding company up to certain limits. Further, an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the Federal Reserve Bank of a capital restoration plan for the bank.

If a bank is classified as significantly undercapitalized or an undercapitalized bank fails to submit and implement an acceptable capital restoration plan, the Federal Reserve Bank would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital; improvements in management; limits on interest rates paid; prohibitions on transactions with affiliates; termination of certain risky activities and restrictions on compensation paid to executive officers. These actions may be taken by the Federal Reserve Bank at any time at its discretion with respect to an undercapitalized bank, if it determines any such restrictions are necessary.

If a bank is classified as critically undercapitalized, in addition to the foregoing restrictions, the Federal Deposit Insurance Corporation Improvement Act and Federal Reserve Board’s implementing regulation, Regulation H, prohibit payment on any subordinated debt and requires the bank to be placed into conservatorship or receivership within 90 days, unless the Federal Reserve Board determines that other action would better achieve the purposes of the Federal Deposit Insurance Corporation Improvement Act regarding prompt corrective action with respect to undercapitalized banks.

Even if the rights and best efforts public offerings are fully subscribed for, we believe that we will also need to complete the contemplated transaction with Woori to provide us with sufficient capital resources for us to satisfy the regulatory enforcement actions and continue as a going concern.

Recent Developments

On May 25, 2010, we entered into a securities purchase agreement with Woori, pursuant to which Woori has agreed to purchase, subject to certain conditions, for $210,000,000 in cash, newly issued shares of common stock at a purchase price of $1.20 per share. Upon consummation of the transactions contemplated by the securities purchase agreement, we will issue to Woori 175,000,000 shares of common stock. In addition, pursuant to the terms of the securities purchase agreement Woori has the option to purchase an additional 25,000,000 shares of common stock at a purchase price of $1.20 per share. Woori’s aggregate investment in us will not exceed $240,000,000. Following consummation of the transactions contemplated by the securities purchase agreement and the rights and best efforts public offerings, it is anticipated that Woori will own at least a majority of our outstanding common stock. The closing of the Woori transaction is subject to various closing conditions, including, among others, the receipt of certain required governmental and regulatory approvals, including the approval of the Federal Reserve Board, the California Department of Financial Institutions and the Korean Financial Services Commission, and the receipt of approval from our stockholders for an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 500,000,000 and the issuance of common stock to Woori for purposes of NASDAQ Marketplace Rule 5635. We cannot provide any assurance that the transactions with Woori will be consummated on the terms set forth in the securities purchase agreement or at all.

If we consummate the transactions with Woori, we will issue a minimum of 175,000,000 shares and a maximum of 200,000,000 shares of our common stock to Woori. None of our stockholders will have the ability to maintain their proportional ownership of our common stock in connection with the shares being offered to Woori. As a result, we expect there to be a significant dilutive effect to our existing stockholders on both the earnings per share of our common stock and the book value per share of our common stock. In addition, our existing stockholders will incur substantial dilution to their voting interests and will own a significantly smaller percentage of our outstanding common stock.

If the transactions with Woori are consummated, Woori will control us as it will own in excess of 50% of our common stock. As a result, and subject to compliance with applicable law and our charter documents, Woori will have the ability to (i) elect all of the members of our Board of Directors; (ii) adopt amendments to our charter documents; and (iii) subject to the limitations set forth in the securities purchase agreement regarding a cash-out merger, control the vote on any merger, sale of assets or other fundamental corporate transaction of the Company or Hanmi Bank or the issuance of additional equity securities or incurrence of debt, in each case without the approval of our other stockholders. It will also be impossible for a third party, other than Woori, to obtain control of us through purchases of our common stock not beneficially owned or controlled by Woori, which could have a negative impact on our stock price.

Woori would also then have the ability to sell large amounts of shares of our common stock. It could cause us to file a registration statement that would allow it to sell shares more easily, or Woori could sell shares of our common stock without registration under certain circumstances, such as in a private transaction. Although we can make no prediction as to the effect, if any, that such sales would have on the market price of our common stock, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock. If Woori were to sell or transfer shares of our common stock as a block, another person or entity could become our controlling stockholder, subject to any required regulatory approvals.

Our common stock is currently listed on the NASDAQ Global Select Market under the symbol “HAFC”. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. Nevertheless, under the rules applicable to the NASDAQ Global Select Market, if another company owns more than 50% of the voting power of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of our Board of Directors and the compensation and nominating committees. If the transaction with Woori is completed, we will be a controlled company because Woori will beneficially own more than 50% of our outstanding voting stock. Accordingly, we would be exempt from certain corporate governance requirements and our stockholders may not have all the protections that these corporate governance rules are intended to provide.

Woori is also subject to regulatory oversight, review and supervisory action (which can include fines or penalties) by Korean banking authorities and U.S. regulatory authorities as a result of its 100% indirect controlling interest in Woori America Bank, which is headquartered in New York. Our business operations and expansion plans could be negatively affected by regulatory concerns or supervisory action in the U.S. and in Korea against Woori and its affiliates. The views of Woori regarding possible new businesses, strategies, acquisitions, divestitures or other initiatives, including compliance and risk management processes, may differ from ours. Additionally, Woori America Bank has branches in California and competes with Hanmi Bank for customers. Woori may take actions with respect to Woori America Bank’s business in California or elsewhere that could be disadvantageous to Hanmi Bank and to stockholders of Hanmi Financial other than Woori. If the transactions with Woori are consummated, this may delay or hinder us from pursuing initiatives or cause us to incur additional costs and subject us to additional oversight. Also, to the extent any directors, officers or employees serve us and Woori at the same time that could create or create the appearance of, conflicts of interest.

SUMMARY OF THE OFFERINGS

The following summary describes the principal terms of the rights offering and best efforts public offering, but is not intended to be complete. See the information under the heading “The Rights Offering” and “The Best Efforts Public Offering” in this prospectus supplement for a more detailed description of the terms and conditions of the rights and best efforts public offerings.

Subscription Rights	We have granted to each person who was a record holder of our common stock on the record date one subscription right for each share of common stock held of record as of the record date. Subscription rights may only be exercised for whole shares.

Basic Subscription Privilege	For each right that you receive, you will have a basic subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your rights, or you may choose not to exercise your rights.

Over-Subscription Privilege	If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to subscribe for any shares that our other rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege. We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

We will not accept any over-subscription requests for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept over-subscription requests for 1,000 or more shares of our common stock.

If stockholders exercise their over-subscription privileges for more shares than are available to be purchased pursuant to the over-subscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of over-subscription privileges pro rata among those over-subscribing rights holders, subject to our right to reject in whole or in part any over-subscription request. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising your basic subscription privileges. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the earlier of Escrow Release Date, November 15, 2010 or the cancellation of the rights offering.

Subscription Price	$1.20 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering subscription period.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege	Under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of 9.9%.

Record Date for Rights Offering	June 7, 2010.

Rights Offering Subscription Period Expiration Date	The rights offering subscription period will expire at 5:00 p.m., New York time, on July 6, 2010, unless we extend the rights offering subscription period in our sole discretion.

Procedure for Exercising Rights	You must properly complete the subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., New York time, on July 6, 2010, unless we extend the rights offering subscription period in our sole discretion.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on or prior to the expiration of the rights offering subscription period, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

All subscription proceeds that we receive in the rights offering will be deposited in an escrow account maintained by our escrow agent until the earlier of when we have received total subscriptions in the offerings of at least $105,000,000 in the aggregate, or the closing of the transaction with Woori (the “Escrow Release Date”).

If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the offerings and the subscription agent will return the subscription payments received in the rights offering, without interest or penalty.

You will not be issued shares of our common stock or have any of the rights of a stockholder with respect to the shares of our common stock that you subscribed for in the rights offering until as soon as practicable after the occurrence of the Escrow Release Date.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or trading market.

Amendment; Cancellation	We may amend the terms of the rights offering or extend the rights offering subscription period. We also reserve the right to cancel the rights offering at any time prior to the Escrow Release Date for any reason. If the rights offering is cancelled, all subscription payments received will be returned as soon as practicable, without interest or penalty, to those persons who subscribed for shares in the rights offering.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock at a price of $1.20 per share.

Best Efforts Public Offering	Concurrently with the rights offering, we are initially offering up to 50,000,000 shares of common stock to the public, totaling $60,000,000 in the aggregate, to be offered and sold by our placement agent on a “best efforts” basis at a purchase price of $1.20 per share. Our placement agent will accept subscriptions on our behalf for up to 50,000,000 shares of common stock, totaling $60,000,000 in the aggregate, during the pendency of the rights offering. Upon completion of the rights offering, any shares not subscribed for in the rights offering will also be available for purchase in the best efforts public offering.

The best efforts public offering of our shares of common stock will commence on the date of this prospectus supplement. We may choose to cancel the best efforts public offering at any time and for any reason.

Limitations on the Purchase of Shares in the Best Efforts Public Offering	Our securities purchase agreement with Woori provides that we may offer and sell in the best efforts public offering up to 4.9% of the shares of our common stock (on a fully-diluted basis, taking into account the rights offering and the best efforts public offering (fully diluted)) to any single investor or group of investors acting together, other than the Woori. To the extent we wish to offer and sell more than 4.9% of the shares of our common stock (on a fully-diluted basis) in the best efforts public offering to any single investor or group of investors acting together (other than Woori), we have agreed to consult with Woori. Notwithstanding the foregoing, in no event are we permitted to offer and sell more than 9.9% of the shares of common stock (on a fully diluted basis) in the best efforts public offering to any single investor or group of investor acting together (other than Woori) without the prior written consent of Woori. In addition, we will not sell shares to any purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those shares if, as of July 6, 2010, that clearance or approval has not been obtained or any applicable waiting period has not expired. If, after giving effect to the offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve Bank to complete the purchase unless the facts and circumstances support a rebuttal of such presumption.

We will not accept any subscriptions for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept subscriptions for 1,000 or more shares of our common stock.

Under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of 9.9%.

Procedure for Purchasing Shares in the Best Efforts Public Offering	You should complete, date and sign the subscription agreement and related materials for the best efforts public offering, which accompany this prospectus supplement and return them to Cappello Capital Corp.,

100 Wilshire Blvd, Suite 1200, Santa Monica, California 90401. Do not send payment for the shares of common stock with your subscription agreement and related materials. As soon as practicable after the Escrow Release Date, Cappello will request that all persons who previously submitted completed subscription agreements provide an acknowledgement of subscription, in writing or orally, at Cappello’s discretion, if and to the extent that all or a portion of the number of shares subscribed for in the previously submitted subscription agreements have been accepted by us, and Cappello will provide further instructions to such prospective purchasers on the process for completing the purchase of the shares. Upon receipt of the request to acknowledge subscription, each prospective purchaser will be asked to do the following:

• acknowledge in writing or orally, at Cappello’s discretion, the number of shares of our common stock each such prospective purchaser intends to purchase in the best efforts public offering, which acknowledgement once submitted is irrevocable;

• to the extent the number of shares of our common stock a prospective purchaser intends to purchase in the best efforts public offering is different from the number set forth in the previously submitted subscription agreement, and we consent to the change, complete, sign and date a revised subscription agreement with the correct number of shares of our common stock that the prospective purchaser intends to purchase in the best efforts public offering;

• make a wire transfer of immediately available U.S. funds to an account instructed by Cappello, which account is one designated by us or make a certified or cashier’s check payable to “Hanmi Financial Corporation” (for aggregate purchase prices at or below $250,000) to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse A, Los Angeles, California 90010, in each case for an amount equal to the purchase price of $1.20 per share multiplied by the number of shares of common stock each such prospective purchaser intends to purchase in the best efforts public offering as acknowledged by Cappello; and

• return the completed written acknowledgement of subscription if requested by Cappello or the completed revised subscription agreement, either or both as applicable, to Cappello Capital Corp., 100 Wilshire Blvd., Suite 1200, Santa Monica, California 90401 by no later than such date as instructed by Cappello.

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part.

Conditions to the Rights and Public Offering	We will not consummate the rights offering and the best efforts public offering and issue shares to subscribers in the rights offering and purchasers in the best efforts public offering until the Escrow Release Date.

If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the offerings and the subscription agent will return the subscription payments received in the rights offering, without interest or penalty.

Furthermore, the completion of the rights offering is subject to the conditions described under “The Rights Offering — Conditions and Cancellation.”

No Board Recommendation	Our Board of Directors is making no recommendations regarding your exercise of the subscription rights or the purchase of shares in the best efforts public offering, as further discussed below. You are urged to make your own decision whether or not to exercise your subscription rights or to subscribe for shares in the best efforts public offering based on your own assessment of our business and the offerings. See the section below entitled “Risk Factors.”

Issuance of Common Stock	If you purchase shares of common stock through the offerings, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the Escrow Release Date. Stock certificates will not be issued for shares of our common stock purchased in the offerings.

Use of Proceeds	The total proceeds to us from the offerings will depend on the number of rights that are exercised and the number of shares sold in the best efforts public offering. If we issue all 100,000,000 shares available in the offerings, the total proceeds to us, before expenses, will be $120,000,000. We intend to contribute a substantial portion of the net proceeds from the rights offering and best efforts public offering to Hanmi Bank as additional capital. We will retain the remaining net proceeds at the Company level to satisfy our cash needs and for general corporate purposes, subject to any regulatory requirements.

Listing of Common Stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “HAFC” and we will apply to list the shares to be issued in connection with the rights offering and best efforts public offering on the NASDAQ Global Select Market under the same symbol.

Federal Income Tax Consequences	The receipt and exercise of subscription rights pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege, and the purchase of shares in the best efforts public offering will generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Consequences.”

Financial Advisor for the Rights Offering and Placement Agent for the Best Efforts Public Offering	Cappello Capital Corp.

Subscription Agent	Computershare Inc.

Information Agent	Georgeson

Escrow Agent	JPMorgan Chase Bank, National Association

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and in the accompanying prospectus on page 5, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making a decision to invest in our common stock. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Business and Ownership of Our Common Stock

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm in their audit report for fiscal year 2009 has expressed substantial doubt about our ability to continue as a going concern. Continued operations may depend on our ability to comply with the terms of the Final Order and Written Agreement and the financing or other capital required to do so may not be available or may not be available on acceptable terms. Our audited financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. If we cannot continue as a going concern, you will lose some or all of your investment in us.

We, and our independent registered public accounting firm, have identified a material weakness in our internal control over financial reporting.

Management and our independent registered public accountants have identified a material weakness in our internal control over financial reporting related to the allowance for loan losses. The identified deficiency that was considered a material weakness related to management’s policies and procedures for the monitoring and timely evaluation of and revision to management’s approach for assessing credit risk inherent in the Company’s loan portfolio to reflect changes in the economic environment.

While we are taking steps to address the identified material weakness and prevent additional material weaknesses from occurring, there is no guarantee that these steps will be sufficient to remediate the identified material weakness or prevent additional material weaknesses from occurring. If we fail to remediate the material weakness, or if additional material weaknesses are discovered in the future, we may fail to meet our future reporting obligations and our financial statements may contain material misstatements. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting.

Our operations may require us to raise additional capital in the future, but that capital may not be available or may not be on terms acceptable to us when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. As part of the Final Order, the Bank is also required to increase its capital and maintain certain regulatory capital ratios prior to certain dates specified in the Final Order. By July 31, 2010, the Bank will be required to increase its contributed equity capital by not less than an additional $100.0 million. The Bank will be required to maintain a ratio of tangible stockholder’s equity to total tangible assets as follows:

Ratio of Tangible Stockholder’s
Date	Equity to Total Tangible Assets

By July 31, 2010	Not Less Than 9.0 Percent
From December 31, 2010 and Until the Final Order is Terminated	Not Less Than 9.5 Percent

Pursuant to the Written Agreement, we are also required to increase and maintain sufficient capital at the Company and at Hanmi Bank that is satisfactory to the Federal Reserve Bank. We have also committed to the Federal Reserve Bank to adopt a consolidated capital plan to augment and maintain a sufficient capital position. Our existing capital resources may not satisfy our capital requirements for the foreseeable future and may not be sufficient to offset any problem assets. Even if we are successful in raising the maximum amount from the offerings and complete the transaction with Woori, we may still need to raise additional capital in the future to support our operations. Further, should our asset quality erode and require significant additional provision for credit losses, resulting in consistent net operating losses at Hanmi Bank, our capital levels will decline and we will need to raise capital to satisfy our agreements with the regulators and any future regulatory orders or agreements we may be subject to.

Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot be certain of our ability to raise additional capital on terms acceptable to us. Inability to raise additional capital when needed, raises substantial doubt about our ability to continue as a going concern. In addition, if we were to raise additional capital through the issuance of additional shares, our stock price could be adversely affected, depending on the terms of any shares we were to issue.

Hanmi Bank is “undercapitalized” under the prompt corrective action regulations and guidelines and as a result is subject to various operating restrictions and other limitations.

The total risk-based capital ratio of 7.81 percent as of March 31, 2010 set forth in Hanmi Bank’s Call Report filed for the quarter ending March 31, 2010 places Hanmi Bank within the definition of “undercapitalized” for purposes of Section 38 of the Federal Deposit Insurance Act (Prompt Corrective Action), 12 U.S.C. 1831o and Federal Reserve Board Regulations 12 C.F.R. 240 et seq. Pursuant to Section 38 and Federal Reserve Board Regulation H, Hanmi Bank was required to submit a capital restoration plan to the Federal Reserve Bank that must be guaranteed by the Company. Hanmi Bank has taken action to submit the required capital restoration plan but there can be no assurances whether or when the Federal Reserve Bank will determine if the plan submitted by Hanmi Bank is acceptable. Hanmi Bank is also subject to other restrictions pursuant to Section 38 and Federal Reserve Board Regulation H, including restrictions on dividends, asset growth and expansion through acquisitions, branching or new lines of business and is prohibited from paying certain management fees. The Federal Reserve Bank also has the discretion to impose certain other corrective actions pursuant to Section 38 and Regulation H.

Hanmi Bank is prohibited from accepting, renewing or rolling over brokered deposits, which could significantly affect its liquidity.

As a result of its “undercapitalized” capital ratio category, the Bank is also prohibited by Section 29 of the Federal Deposit Insurance Act from accepting, renewing or rolling over any brokered deposits and we are restricted from offering interest rates on deposits that are higher than the prevailing rates in our market because the Bank is less than adequately capitalized. Our financial flexibility could be severely constrained if we are unable to renew our wholesale funding or if adequate financing is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loan originations, and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature. Our inability to obtain regulatory consent to accept or renew brokered deposits could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects and our ability to continue as a going concern.

The Bank is subject to additional regulatory oversight as a result of a formal regulatory enforcement action issued by the Federal Reserve Bank and the California Department of Financial Institutions.

On November 2, 2009, the members of the Board of Directors of the Bank consented to the issuance of the Final Order from the California Department Financial Institutions. On the same date, we and the Bank entered into the Written Agreement with the Federal Reserve Bank. Under the terms of the Final Order and the Written Agreement, Hanmi Bank is required to implement certain corrective and remedial measures under strict time frames and we can offer no assurance that Hanmi Bank will be able to meet the deadlines imposed by the regulatory orders.

These regulatory actions will remain in effect until modified, terminated, suspended or set aside by the Federal Reserve Bank or the California Department of Financial Institutions, as applicable. Failure to comply with the terms of these regulatory actions within the applicable time frames provided could result in additional orders or penalties from the Federal Reserve Bank and the California Department of Financial Institutions, which could include further restrictions on our business, assessment of civil money penalties on us and the Bank, as well as our respective directors, officers and other affiliated parties, termination of deposit insurance, removal of one or more officers and/or directors, the liquidation or other closure of the Bank and our ability to continue as a going concern. Generally, these enforcement actions will be lifted only after subsequent examinations substantiate complete correction of the underlying issues. Therefore they are not expected to be lifted if and when the Woori transaction is consummated.

We may become subject to additional regulatory restrictions in the event that our regulatory capital levels continue to decline.

As of March 31, 2010, Hanmi Bank’s total risk-based capital ratio was below the minimum regulatory requirement and placed Hanmi Bank within the definition of “undercapitalized” under the regulatory framework for prompt corrective action. If a state member bank, like Hanmi Bank, is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Federal Reserve Bank. Pursuant to Federal Deposit Insurance Corporation Improvement Act, an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the Federal Reserve Bank of a capital restoration plan for the bank.

If a bank is classified as significantly undercapitalized, the Federal Reserve Bank would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital; improvements in management; limits on interest rates paid; prohibitions on transactions with affiliates; termination of certain risky activities and restrictions on compensation paid to executive officers. These actions may also be taken by the Federal Reserve Bank at any time on an undercapitalized bank if it determines those restrictions are necessary. If a bank is classified as critically undercapitalized, in addition to the foregoing restrictions, the Federal Deposit Insurance Corporation Improvement Act prohibits payment on any subordinated debt and requires the bank to be placed into conservatorship or receivership within 90 days, unless the Federal Reserve Bank determines that other action would better achieve the purposes of the Federal Deposit Insurance Corporation Improvement Act regarding prompt corrective action with respect to undercapitalized banks.

Finally, the capital classification of a bank affects the frequency of examinations of the bank, the deposit insurance premiums paid by such bank, and the ability of the bank to engage in certain activities, all of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects and our ability to continue as a going concern. Under Federal Deposit Insurance Corporation Improvement Act, the Federal Deposit Insurance Corporation is required to conduct a full-scope, on-site examination of every bank at least once every twelve months.

The Bank is currently restricted from paying dividends to us and we are restricted from paying dividends to stockholders and from making any payments on our trust preferred securities.

The primary source of our income from which we pay our obligations and distribute dividends to our stockholders is from the receipt of dividends from Hanmi Bank. The availability of dividends from Hanmi Bank is limited by various statutes and regulations. Hanmi Bank currently has deficit retained earnings and has suffered net losses in 2009 and 2008, largely caused by provision for credit losses and goodwill impairments. As a result, the California Financial Code does not provide authority for Hanmi Bank to declare a dividend to us, with or without Commissioner approval. In addition, Hanmi Bank is prohibited from paying dividends to us unless it receives prior regulatory approval. Furthermore, we agreed that we will not pay any dividends or make any payments on our outstanding $82.4 million of trust preferred securities or any other capital distributions without the prior written consent of the Federal Reserve Bank. We began to defer interest payment on our trust preferred securities commencing with the interest payment that was due on January 15, 2009. If we defer interest payments for more than 20 consecutive quarters under any of our outstanding trust preferred instruments, then we would be in default under such trust preferred arrangements and the amounts due under the agreements pursuant to which we issued our trust preferred securities would be immediately due and payable.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us.

For example, the Federal Reserve Bank’s lending to Hanmi Bank is limited as provided for in Regulation A (12 C.F.R. 201). Currently, the Federal Reserve Bank will not lend to Hanmi Bank for more than 60 days in any 120 day period and Hanmi Bank must maintain a minimum of $20.7 million to offset the risk from Hanmi Bank’s non-Fedwire activity. In addition, due to continued deterioration in credit and capital, Hanmi Bank’s maximum borrowing capacity from the Federal Home Loan Bank has been reduced from 20% of total assets to 15% of total assets and the maximum term has been reduced from 84 to 12 months.

Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as a result of the recent turmoil faced by banking organizations in the domestic and worldwide credit markets.

We may be required to make additional provisions for credit losses and charge off additional loans in the future, which could adversely affect our results of operations and capital levels.

During the year ended December 31, 2009, we recorded a $196.4 million provision for credit losses and gross charge-offs of $125.4 million in loans, offset by recoveries of $2.8 million. For the year ended December 31, 2009, we recognized net losses of $122.3 million. For the quarter ended March 31, 2010, we recorded a $58.0 million provision for credit losses and gross charge-offs of $30.1 million in loans, offset by recoveries of $3.7 million. For the quarter ended March 31, 2010, we recognized net losses of $49.5 million. There has been a general slowdown in the economy and in particular, in the housing market in areas of Southern California where a majority of our loan customers are based. This slowdown reflects declining prices and excess inventories of homes to be sold, which has contributed to a financial strain on homebuilders and suppliers, as well as an overall decrease in the collateral value of real estate securing loans. As of March 31, 2010, we had $986.4 million in commercial real estate, construction and residential property loans. Continuing deterioration in the real estate market generally and in the residential property and construction segment in particular could result in additional loan charge-offs and provisions for credit losses in the future, which could have an adverse effect on our net income and capital levels.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that we could sustain losses because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. We maintain an allowance for loan losses to provide for loan defaults and non-performance. The allowance is also increased for new loan growth. While we believe that our allowance for loan losses is adequate to cover inherent losses, we cannot assure you that we will not increase the allowance for loan losses further or that our regulators will not require us to increase this allowance.

Our Southern California business focus and economic conditions in Southern California could adversely affect our operations.

Hanmi Bank’s operations are located primarily in Los Angeles and Orange counties. Because of this geographic concentration, our results depend largely upon economic conditions in these areas. The continued deterioration in economic conditions in Hanmi Bank’s market areas, or a significant natural or man-made disaster in these market areas, could have a material adverse effect on the quality of Hanmi Bank’s loan portfolio, the demand for its products and services and on its overall financial condition and results of operations.

Our concentration in commercial real estate loans located primarily in Southern California could have adverse effects on credit quality.

As of March 31, 2010, Hanmi Bank’s loan portfolio included commercial real estate and construction loans, primarily in Southern California, totaling $986.4 million, or 36.8% of total gross loans. Because of this concentration, a continued deterioration of the Southern California commercial real estate market could exacerbate adverse consequences for Hanmi Bank. Among the factors that could contribute to such a continued decline are general economic conditions in Southern California, interest rates and local market construction and sales activity.

Our concentration in commercial and industrial loans could have adverse effects on credit quality.

As of March 31, 2010, Hanmi Bank’s loan portfolio included commercial and industrial loans, primarily in Southern California, totaling $1.64 billion, or 61.1% of total gross loans. Because of this concentration, a continued deterioration of the Southern California economy could affect the ability of borrowers, guarantors and related parties to perform in accordance with the terms of their loans, which could have adverse consequences for Hanmi Bank.

Our concentrations of loans in certain industries could have adverse effects on credit quality.

As of March 31, 2010, Hanmi Bank’s loan portfolio included loans to: 1) lessors of non-residential buildings totaling $406.9 million, or 15.2% of total gross loans; 2) borrowers in the accommodation industry totaling $403.5 million, or 15.0% of total gross loans; and 3) gas stations totaling $312.2 million, or 11.6% of total gross loans. Most of these loans are in Southern California. Because of these concentrations of loans in specific industries, a continued deterioration of the Southern California economy overall, and specifically within these industries, could affect the ability of borrowers, guarantors and related parties to perform in accordance with the terms of their loans, which could have material and adverse consequences for Hanmi Bank.

The Woori investment is subject to conditions to closing and may not close at all.

The transactions contemplated by the securities purchase agreement with Woori is subject to numerous closing conditions, many of which are outside of our control and might not be fulfilled. The transaction with Woori must be approved by certain governmental agencies, including the Federal Reserve Board, the California Department of Financial Institutions and the Korean Financial Services Commission, which could delay or prevent the closing. There can be no assurance that the transaction with Woori will receive the necessary regulatory approvals within a reasonable period of time, if at all. The securities purchase agreement may be terminated in the event that the closing does not occur on or before July 31, 2010 (which date may be extended, upon the mutual agreement of the parties, up to sixty days in the event the necessary regulatory or stockholder approvals have not been obtained); however, we cannot assure you that the investment by Woori in us will close in the near term or at all. If we fail to consummate the transactions contemplated by the securities purchase agreement and we otherwise fail to raise sufficient capital to satisfy the terms of the Final Order and the Written Agreement, further regulatory action could be taken against us and Hanmi Bank and we may not be able to continue as a going concern. Failure to comply with the terms of the regulatory orders within the applicable time frames provided could result in additional orders or penalties from the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the California Department

of Financial Institutions, which could include further restrictions on our business, assessment of civil money penalties on us and Hanmi Bank, as well as our respective directors, officers and other affiliated parties, termination of deposit insurance, removal of one or more officers and/or directors and the liquidation or other closure of Hanmi Bank.

Even if we were to consummate the transactions contemplated by the securities purchase agreement with Woori and are able to raise additional capital through the rights offering and the best efforts public offering, we may still need to raise additional capital in the future and there can be no assurance that we would be able to do so in the amounts required and in a timely manner, or at all. Failure to raise sufficient capital could have a material adverse effect on our business, financial conditions and results of operations and subject us to further regulatory restrictions or penalties.

Existing stockholders will experience substantial dilution from the best efforts public offering and the Woori investment.

The Woori investment will involve the issuance of a substantial number of shares of our common stock. If the Woori investment is completed, current stockholders will have less than a majority interest in us. In addition, to the extent existing stockholders do not subscribe for all of the shares offered in the rights offering, we will offer the remaining shares to the public. As a result of the sale of such a large number of shares of our common stock, the market price of our common stock could decline and we could experience dilution to earnings and book value.

In the future we may decide or be required to raise additional funds, which would cause then existing stockholders to experience dilution.

Even after the completion of the Woori investment and the offerings, we may decide to raise additional funds through public or private debt or equity financings for a number of reasons, including in response to regulatory or other requirements to meet our liquidity and capital needs, to finance our operations and business strategy or for other reasons. If we raise funds by issuing equity securities or instruments that are convertible into equity securities, the percentage ownership of our existing stockholders will further be reduced, the new equity securities may have rights, preferences and privileges superior to those of our common stock, and the market of our common stock could decline.

Even after the Woori investment, the rights offering and best efforts public offering we may still be subject to continued regulatory scrutiny.

Even if we complete the Woori investment, the rights offering and the best efforts public offering, we cannot assure you whether or when the regulatory agreements and orders we have entered into will be lifted or terminated. Even if they are lifted or terminated in whole or in part, we may still be subject to supervisory enforcement actions that restrict our activities.

If the Woori investment is completed, we will have a controlling stockholder who will be able to control certain corporate matters.

If the transactions with Woori are consummated, Woori will control us as it will own in excess of 50% of our common stock. As a result, and subject to compliance with applicable law and our charter documents (subject to the limitations contained in our securities purchase agreement with Woori), Woori will have voting control of us, and will be able to (i) elect all of the members of our Board of Directors; (ii) adopt amendments to our charter documents; and (iii) subject to the limitations set forth in the securities purchase agreement regarding a cash-out merger, control the vote on any merger, sale of assets or other fundamental corporate transaction of the Company or Hanmi Bank or the issuance of additional equity securities or incurrence of debt, in each case without the approval of our other stockholders. It will also be impossible for a third party, other than Woori, to obtain control of us through purchases of our common stock not beneficially owned or controlled by Woori, which could have a negative impact on our stock price. Furthermore, in pursuing its economic interests, Woori may make decisions with respect to fundamental corporate transactions that may be different than the decisions of other stockholders.

If the transactions with Woori are consummated, Woori is entitled to nominate five of our seven directors, one of whom would be the Chief Executive Officer of Hanmi Financial. In conjunction therewith, up to five of our directors designated by us may resign to accommodate Woori’s contractual rights. The directors identified by Woori shall serve until our next annual meeting of stockholders and until their successors are elected and qualified. So long as Woori holds more than 50% of our outstanding common stock on a fully-diluted basis, it shall have the contractual right to nominate two-thirds of our Board (rounded to the nearest whole number). We have agreed to recommend to our stockholders the election of the Woori nominees. The appointment of the Woori nominees is subject to non-disapproval requirements of the Order and the notice requirements of the Written Agreement.

Woori would also then have the ability to sell large amounts of shares of our common stock by causing us to file a registration statement that would allow it to sell shares more easily. In addition, Woori could sell shares of our common stock without registration under certain circumstances, such as in a private transaction. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock. If Woori were to sell or transfer shares of our common stock as a block, another person or entity could become our controlling stockholder, subject to any required regulatory approvals.

Woori is also subject to regulatory oversight, review and supervisory action (which can include fines or penalties) by Korean banking authorities and U.S. regulatory authorities as a result of its 100% indirect controlling interest in Woori America Bank headquartered in New York. Our business operations and expansion plans could be negatively affected by regulatory concerns or supervisory action in the U.S. and in Korea against Woori and its affiliates. The views of Woori regarding possible new businesses, strategies, acquisitions, divestitures or other initiatives, including compliance and risk management processes, may differ from ours. Additionally, Woori America Bank has branches in California and competes with Hanmi Bank for customers. Woori may take actions with respect to Woori America Bank’s business in California or elsewhere that could be disadvantageous to Hanmi Bank and to stockholders of Hanmi Financial other than Woori. If the transaction with Woori are consummated, this may delay or hinder us from pursuing initiatives or cause us to incur additional costs and subject us to additional oversight. Also, to the extent any directors, officers or employees serve us and Woori at the same time that could create or create the appearance of, conflicts of interest.

If the Woori investment is completed, we would qualify as a “controlled company” for NASDAQ corporate governance purposes.

Our common stock is currently listed on the NASDAQ Global Select Market. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under the rules applicable to NASDAQ, if another company owns more than 50% of the voting power of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of the Board of Directors and the compensation and nominating committees. If the Woori investment is completed, we will be a controlled company because Woori will beneficially own more than 50% of our outstanding voting stock. Accordingly, we would be exempt from certain corporate governance requirements and our stockholders may not have all the protections that these rules are intended to provide.

Difficult economic and market conditions have adversely affected our industry.

Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Financial institutions have experienced decreased access to deposits and borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

•	We potentially face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates, which may, in turn, impact the reliability of the process.

•	We may be required to pay significantly higher Federal Deposit Insurance Corporation premiums because market developments have significantly depleted the deposit insurance fund of the Federal Deposit Insurance Corporation and reduced the ratio of reserves to insured deposits.

•	Our liquidity could be negatively impacted by an inability to access the capital markets, unforeseen or extraordinary demands on cash, or regulatory restrictions, which could, among other things, materially and adversely affect our business, results of operations and financial condition and our ability to continue as a going concern.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations and prospects as a going concern.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system. There can be no assurance as to the actual impact regulatory initiatives will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of regulatory initiatives to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to capital and credit or the value of our securities.

U.S. and international financial markets and economic conditions could adversely affect our liquidity, results of operations and financial condition.

Global capital markets and economic conditions continue to be adversely affected and the resulting disruption has been particularly acute in the financial sector. Our capital ratios have been adversely affected and the cost and availability of funds may be adversely affected by illiquid credit markets and the demand for our products and services may decline as our borrowers and customers realize the impact of an economic slowdown and recession. In addition, the severity and duration of these adverse conditions is unknown and may exacerbate our exposure to credit risk and adversely affect the ability of borrowers to perform under the terms of their lending arrangements with us. Accordingly, continued turbulence in the U.S. and international markets and economy may adversely affect our liquidity, financial condition, results of operations and profitability.

Our success depends on our key management.

Our success depends in large part on our ability to attract key people who are qualified and have knowledge and experience in the banking industry in our markets and to retain those people to successfully implement our business objectives. The unexpected loss of services of one or more of our key personnel or the inability to maintain consistent personnel in management could have a material adverse impact on our business and results of operations.

Changes in economic conditions could materially hurt our business.

Our business is directly affected by changes in economic conditions, including finance, legislative and regulatory changes and changes in government monetary and fiscal policies and inflation, all of which are beyond our control. In 2009, the economic conditions in the markets in which our borrowers operate deteriorated and the levels of loan delinquency and defaults that we experienced were substantially higher than historical levels.

If economic conditions continue to deteriorate, it may exacerbate the following consequences:

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	low cost or non-interest bearing deposits may decrease; and

•	collateral for loans made by us, especially real estate, may decline in value.

If a significant number of borrowers, guarantors or related parties fail to perform as required by the terms of their loans, we could sustain losses.

A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors or related parties may fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to limit this risk by assessing the likelihood of non-performance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could have a material adverse effect on our financial condition and results of operations. As described herein, the Bank substantially increased its provision for credit losses in 2009, 2008 and 2007, as compared to previous years, as a result of increases in historical loss factors, increased charge-offs and migration of more loans into more adverse risk categories.

Our loan portfolio is predominantly secured by real estate and thus we have a higher degree of risk from a downturn in our real estate markets.

A downturn in the real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature, such as earthquakes and national disasters particular to California. Substantially all of our real estate collateral is located in California. If real estate values continue to decline, the value of real estate collateral securing our loans could be significantly reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer material losses on defaulted loans.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our earnings are affected by changing interest rates.

Changes in interest rates affect the level of loans, deposits and investments, the credit profile of existing loans, the rates received on loans and securities and the rates paid on deposits and borrowings. Significant fluctuations in interest rates may have a material adverse effect on our financial condition and results of operations. The current historically low interest rate environment caused by the response to the financial market crisis and the global economic recession in 2008 may affect our operating earnings negatively.

The impact of the Basel II capital standards on Hanmi Bank and Woori and potential changes or additions to those standards are uncertain.

The implementation of Basel II became mandatory in 2008 for only certain large U.S. and international banks. It is optional for other banks. The Basel Committee is reconsidering regulatory-capital standards, supervisory and risk-management requirements and additional disclosures to further strengthen the Basel II framework in response to recent worldwide economic developments. It is expected the Basel Committee may reinstitute a minimum leverage ratio requirement. The U.S. banking agencies have indicated separately that they will retain the minimum leverage requirement for all U.S. banks. It also is possible that a new tangible common equity ratio standard will be added.

We are subject to government regulations that could limit or restrict our activities, which in turn could adversely affect our operations.

The financial services industry is subject to extensive federal and state supervision and regulation. Significant new laws, changes in existing laws, or repeals of existing laws may cause our results to differ materially from historical and projected performance. Further, federal monetary policy, particularly as implemented through the Federal Reserve Board, significantly affects credit conditions and a material change in these conditions could have a material adverse affect on our financial condition and results of operations.

Competition may adversely affect our performance.

The banking and financial services businesses in our market areas are highly competitive. We face competition in attracting deposits, making loans, and attracting and retaining employees. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, new competitors in the market, and the pace of consolidation among financial services providers. Our results in the future may be materially and adversely impacted depending upon the nature and level of competition.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including our internet banking services and data processing systems. Any failure or interruption of these services or systems or breaches in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

Negative publicity could damage our reputation.

Reputation risk, or the risk to our earnings and capital from negative publicity or public opinion, is inherent in our business. Negative publicity or public opinion could adversely affect our ability to keep and attract customers and expose us to adverse legal and regulatory consequences. Negative public opinion could result from our actual or perceived conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community organizations in response to that conduct.

The price of our common stock may be volatile or may decline.

The trading price of our common stock may fluctuate widely because of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	developments relating to the Woori investment;

•	developments relating to the rights offering and best efforts public offering;

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted legislative or regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity-related securities, and other factors identified above in “Cautionary Note Regarding Forward-Looking Statements.” Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation and potential delisting from the NASDAQ Stock Market, Inc.

Your share ownership may be diluted by the issuance of additional shares of our common stock in the future.

In addition to the substantial dilution you will experience upon the completion of the Woori transaction and the offerings, your share ownership may be diluted by the issuance of additional shares of our common stock in the future. First, we have adopted a stock option plan that provides for the granting of stock options to our directors, executive officers and other employees. As of March 31, 2010, 1,137,515 shares of our common stock were issuable under options granted in connection with our stock option plans. In addition, 1,663,618 shares of our common stock are reserved for future issuance to directors, officers and employees under our stock option plan. It is probable that the stock options will be exercised during their respective terms if the fair market value of our common stock exceeds the exercise price of the particular option. If the stock options are exercised, your share ownership will be diluted.

In addition, our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock and we will be seeking stockholder approval to increase the authorized shares of common stock up to 500,000,000 shares of common stock. Our Amended and Restated Certificate of Incorporation does not provide for preemptive rights to the holders of our common stock. Any authorized but unissued shares are available for issuance by our Board of Directors. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in the Company.

Future sales of common stock by existing stockholders may have an adverse impact on the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. As of June 7, 2010, there were 51,198,390 shares of our common stock outstanding, which are freely tradable without restriction or further registration under the federal securities laws unless purchased or sold by our “affiliates” within the meaning of Rule 144 under the Securities Act.

Holders of our junior subordinated debentures have rights that are senior to those of our stockholders.

As of March 31, 2010, we had outstanding $82.4 million of trust preferred securities issued by our subsidiary trusts. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us. The junior subordinated debentures underlying the trust preferred securities are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock.

Anti-takeover provisions and state and federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

Various provisions of our Amended and Restated Certificate of Incorporation and By-laws could delay or prevent a third-party from acquiring us, even if doing so might be beneficial to our stockholders. These provisions provide for, among other things, supermajority voting approval for certain actions, limitation on large stockholders taking certain actions and the authorization to issue “blank check” preferred stock by action of the Board of Directors acting alone, thus without obtaining stockholder approval. The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either Federal Reserve Bank approval must be obtained or notice must be furnished to the Federal Reserve Bank and not disapproved prior to any person or entity acquiring “control” of a state member bank, such as the Bank. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for our common stock.

Subject to the limitations set forth in the securities purchase agreement regarding a cash-out merger, following the completion of the transaction with Woori, Woori would control the vote on any merger, sale of assets or other fundamental corporate transaction of the Company or Hanmi Bank or the issuance of additional equity securities or incurrence of debt, in each case without the approval of our other stockholders. It will also be impossible for a third party, other than Woori, to obtain control of us through purchases of our common stock not beneficially owned or controlled by Woori, which could have a negative impact on our stock price. If Woori were to sell or transfer shares of our common stock as a block, another person or entity could become our controlling stockholder, subject to any required regulatory approvals.

Risks Related to the Offerings

We may close the offerings and accept your subscriptions even if the Woori transaction never closes.

In the event we receive the minimum subscription amount of $105.0 million in the aggregate in the offerings, we will release subscriptions for the rights offering from the escrow account and issue shares of our common stock to purchasers in the offerings, which may occur prior to the closing of the transaction with Woori. Upon contribution of at least $100.0 million of this amount to the Hanmi Bank we will be in compliance with the Final Order but we will still be required to increase the Hanmi Bank’s capital to restore it to a safe and sound condition and satisfy the Written Agreement. Even if we raise the maximum amount available for sale in the offerings of $120.0 million, we will also need to complete the contemplated transaction with Woori to provide us with sufficient capital resources. We cannot provide any assurance that the transactions with Woori will be consummated on the terms set forth in the securities purchase agreement or at all. In the event we close on the offerings and issue shares of our common stock to purchasers in the offerings, and the Woori transaction is never completed, further regulatory action could be taken against us and Hanmi Bank, we may not have sufficient capital to support our operations, we may not be able to satisfy the regulatory enforcement actions and continue as a going concern and you could lose your entire investment in us. If we do not close the Woori transaction, we may be required to seek additional capital from other sources. No assurance can be given that capital will be available under such circumstances, and, even if available, on terms that would not be highly unfavorable to you as a stockholder.

The subscription price for the rights offering and the purchase price for the best efforts public offering is not an indication of the value of our common stock.

The subscription price and the purchase price for the offerings were established by our Board of Directors and is the same price per share of common stock that was negotiated with Woori. In determining the subscription price, our Board of Directors considered a number of factors, including, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with Woori and the desire to provide an opportunity to our stockholders and other investors to participate in the offerings on the same financial terms as Woori. In conjunction with its review of these factors, our Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings and our current financial condition. Our Board of Directors received a fairness opinion from McGladrey Capital Markets LLC that the price per share to be paid by Woori was fair, from a financial point of view, to our stockholders. A Special Committee of the Board of Directors also received a fairness opinion from Cappello that, as of May 19, 2010, and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of our common stock to be received by Hanmi Financial in the Transaction, was fair, from a financial point of view, to the holders of our common stock, other than the Investors. McGladrey and Cappello did not advise on, and their opinions did not address, the fairness to any of our stockholders or any other person purchasing shares in the rights offering or the best efforts public offering of the subscription price or purchase price or any other terms of the rights offering or the best efforts public offering. Neither the subscription price nor the purchase price is necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the trading price of our common stock will not decline during or after the offerings. We also cannot assure you that you will be able to sell shares purchased in these offerings at a price equal to or greater than the subscription price or the purchase price. We do not intend to change the subscription price or purchase price in response to changes in the trading price of our common stock prior to the closing of the offerings. You should not assume or expect that, after the offerings, our shares of common stock will trade at or above $1.20.

We do not have any formal commitments to participate in the offerings.

We do not have any formal commitments from any of our stockholders or other potential investors to participate in the offerings, and we cannot assure you that our other stockholders will exercise all or any part of their basic subscription privilege or their over-subscription privilege or that anyone will subscribe to purchase shares of our common stock in the best efforts public offering. We cannot provide any assurance about how much the net proceeds from the offerings will be. See “Subscriptions by Directors and Executive Officers” for additional information on each directors’ and executive officers’ intentions as of the date of this prospectus supplement with respect to the exercise of their basic and over-subscription privileges. If we do not receive subscriptions for the maximum number of shares we are offering through this prospectus supplement, we may not be able to contribute to Hanmi Bank sufficient capital to support its operations, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects and our ability to continue as a going concern.

We currently do not have sufficient authorized and unissued shares of common stock to consummate the offerings and the Woori transaction.

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are common stock, and 10,000,000 shares are preferred stock. As of June 7, 2010, there were 51,198,390 shares of our common stock issued and outstanding, and 1,121,115 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our existing stock option plan, leaving 147,680,495 shares of common stock available for issuance. We may be required to issue up to 200,000,000 shares of our common stock to Woori, and at a minimum would be required to issue 175,000,000 shares of our common stock to Woori, upon the closing of the transaction contemplated by the securities purchase agreement we entered into with Woori. We also would be required to issue up to 100,000,000 shares of our common stock in the aggregate upon the consummation of the offerings.

At our upcoming Annual Meeting of Stockholders, currently scheduled for July 28, 2010, we are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 200,000,000 shares to 500,000,000 shares. If our stockholders do not approve the amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock to 500,000,000 shares, we would not have sufficient unissued shares of common stock to consummate both the Woori transaction and the offerings.

Between the time you irrevocably subscribe for shares of our common stock in the rights offering, and the Escrow Release Date, our liquidity, financial condition and results of operations could deteriorate substantially and we could become subject to further regulatory enforcement actions.

Our liquidity, financial condition and results of operations could deteriorate substantially between the time when you irrevocably exercise your subscription rights in the rights offering and the Escrow Release Date, including as a result of the need to take additional provisions for credit losses, further charge-offs loans or otherwise suffer additional losses. In addition, we could become subject to further regulatory enforcement actions, which could have a material adverse effect on our business and financial condition. We are under no obligation to update you in the event any of the foregoing were to occur or we otherwise experience a material adverse event and we expressly disclaim any intention to do so. Notwithstanding any material adverse event we experience, your subscription for shares of our common stock in the rights offering is irrevocable. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the Escrow Release Date.

The offerings may cause the price of our common stock to decline.

The announcement of the offerings and their terms, including the subscription price, together with the number of shares of common stock we could issue if the offerings are completed, may result in a decrease in the trading price of our common stock. This decrease may continue after the completion of the offerings. If that occurs, your purchase of shares of our common stock in the offerings may be at a price greater than the prevailing trading price.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the shares are issued.

Once you exercise your subscription rights, you may not revoke or change the exercise or subscription. The trading price of our common stock may decline before the Escrow Release Date. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $1.20 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss.

Our common stock is traded on the NASDAQ Global Select Market under the symbol, “HAFC,” and the closing sale price of our common stock on the NASDAQ Global Select Market on June 7, 2010 was $1.64 per share.

There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise, or at the Escrow Release Date.

If you are an existing stockholder and do not timely exercise your subscription rights in the rights offering, you will suffer dilution.

If you are an existing stockholder and do not timely exercise your subscription rights, and other stockholder exercise their rights, you will suffer dilution of your percentage ownership of our equity securities relative to stockholders who exercise their rights.

As of June 7, 2010, there were 51,198,390 shares of our common stock outstanding. We will issue up to 100,000,000 shares of common stock in the offerings, depending on the number of rights that are exercised and the number of shares of common stock subscribed for in the best efforts public offering.

Based on the number of shares of common stock outstanding as of June 7, 2010, and assuming that no options are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the offerings, if we issue all 100,000,000 shares of common stock available in the offerings, we would have 151,198,390 shares of common stock outstanding following the completion of the offerings.

In addition, and notwithstanding whether your exercise your subscription rights in full, upon completion of the transaction with Woori you will suffer substantial additional dilution.

We may cancel the offerings at any time and for any reason, and neither we nor the placement agent or the subscription agent will have any obligation to you except to return your subscription payment with respect to the rights offering.

We may at our sole discretion cancel the offerings at any time and for any reason. If we elect to cancel either or both of the offerings, neither we nor the placement agent or subscription agent will have any obligation with respect to the subscription rights in the rights offering for shares of our common stock or subscriptions for shares of our common stock in the best efforts public offering, except, in the case of subscribers in the rights offering, to return to you, without interest or penalty, as soon as practicable any subscription payments.

If you subscribe for shares of our common stock in the offerings, and we fail to raise at least $105.0 million in the offerings or close the transaction with Woori on or prior to November 15, 2010, we have no obligation to issue the shares for which you subscribed.

We will deposit subscription payments received in the rights offering into an escrow account with the escrow agent until the Escrow Release Date. We will not issue any shares of our common stock or return any funds at the closing of the rights offering subscription period or at any other time prior to the Escrow Release Date. If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the offerings and the subscription agent will return the subscription payments received in the rights offering , without interest or penalty. Therefore, your money may be irrevocably committed to purchase shares of our common stock in the rights offering and we may never accept such funds and issue you shares of our common stock; instead, after several months we may return your funds to you, without interest or penalty. Similarly, you may complete a subscription agreement with the intent to purchase shares of our common stock in the best efforts public offering and after several months we may notify you that we have cancelled the best efforts public offering.

If you do not act promptly and follow the instructions from the subscription agent or the placement agent, as applicable, your exercise of subscription rights and/or your subscription for shares of our common stock in the best efforts public offering will be rejected.

Stockholders that desire to purchase shares in the rights offering or the best efforts public offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, placement agent and Hanmi Financial, as applicable.

With respect to the rights offering, if you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering subscription period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering subscription period.

With respect to the rights offering, if you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering subscription period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures and whether your subscription for shares of our common stock properly and timely follows the subscription procedures. Furthermore, we reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

With respect to the best efforts public offering, if you fail to initially complete the subscription agreement and related materials accompanying this prospectus supplement, acknowledge the number of shares of our common stock you intend to purchase upon request by our placement agent or send in the funds in the manner and at such time as instructed by our placement agent, you may not be able to purchase shares of our common stock in the best efforts public offering. Also, we may choose to reject your subscription for shares of our common stock in the best efforts public offering entirely or accept it for only a portion of the shares for which you subscribe, in each case in our sole discretion.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights.

The rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your rights to anyone else. We do not intend to list the rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

The rights offering may limit our ability to use some or all of our net operating loss carryforwards.

There is a significant likelihood that the offerings and/or the Woori investment will cause a reduction in the value of our net operating loss carryforwards (“NOLs”) realizable for income tax purposes. Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.

USE OF PROCEEDS

The total proceeds to us from the offerings will depend on the number of rights that are exercised and the number of shares of common stock that are subscribed for. If we issue all 100,000,000 shares available in the offerings the total proceeds to us, before expenses, will be $120,000,000. We estimate that the expenses of the offerings will be approximately $4,600,000, resulting in estimated net proceeds to us, assuming that all of the shares available in the offerings are sold, of approximately $115,400,000. We intend to contribute a substantial portion of the net proceeds from the rights offering and best efforts public offering to Hanmi Bank as additional capital. We will retain the remaining net proceeds at the Company level to satisfy our cash needs and for general corporate purposes, subject to any regulatory requirements.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “HAFC” The following table sets forth, for the periods indicated, the quarterly high and low sales prices of our common stock on the NASDAQ Global Select Market and the cash dividends declared on the common stock.

	High	Low	Dividend

Fiscal Year 2010
Second Quarter (through May 31, 2010)	$4.26	$1.77
First Quarter	2.83	1.02	—
Fiscal Year 2009
Fourth Quarter	1.86	1.10
Third Quarter	1.92	1.22
Second Quarter	2.65	1.21
First Quarter	3.00	0.75
Fiscal Year 2008
Fourth Quarter	5.19	1.65
Third Quarter	6.77	4.65
Second Quarter	7.79	5.20	$0.03
First Quarter	9.82	6.80	0.06

The last reported sale price of our common stock on the NASDAQ Global Select Market on June 7, 2010 was $1.64 per share.

Dividends

We have agreed with the Federal Reserve Bank that we will not pay any cash dividends to our stockholders without its prior consent. Hanmi Bank is also required to seek prior approval from the regulators to pay cash dividends to us. Our ability to pay dividends to our stockholders is also directly dependent on the ability of Hanmi Bank to pay dividends to us. Section 642 of the California Financial Code provides that neither a California state-chartered bank nor a majority-owned subsidiary of a bank can pay dividends to its stockholders in an amount which exceeds the lesser of (a) the retained earnings of the bank or (b) the net income of the bank for its last three fiscal years, in each case less the amount of any previous distributions made during such period.

As a result of net losses incurred by Hanmi Bank in recent years, Hanmi Bank is currently not able to pay dividends to us under Section 642. California Financial Code Section 643 provides, however, that, notwithstanding the foregoing restriction, dividends in an amount not exceeding the greatest of (a) the retained earnings of the bank; (b) the net income of the bank for its last fiscal year or (c) the net income of the bank for its current fiscal year, may be declared with the prior approval of the California Commissioner of Financial Institutions. Hanmi Bank had an accumulated deficit of $219.8 million as of March 31, 2010.

Due to net losses in 2009 and 2008, Federal Reserve Bank approval is required for payment of dividends by Hanmi Bank to us. Federal Reserve Board, Regulation H, Section 208.5, provides that Hanmi Bank must obtain Federal Reserve Bank approval to declare and pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of Hanmi Bank’s net income during the current calendar year and the retained net income of the prior two calendar years. On August 29, 2008, we announced the suspension of our quarterly cash dividend. As a result of the Final Order and the Written Agreement, we are required to obtain regulatory approval prior to our declaration or Hanmi Bank’s declaration of any dividends to our respective stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features and rights of our capital stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our Amended and Restated Certificate of Incorporation and By-laws. For information on how to obtain copies of our Amended and Restated Certificate of Incorporation and By-laws, see “Where You Can Find More Information.”

General

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. Our outstanding shares of common stock are, and the shares of common stock to be issued in the offerings will be, validly issued, fully paid and non-assessable.

At our upcoming Annual Meeting of Stockholders, currently scheduled for July 28, 2010, we are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 200,000,000 shares to 500,000,000 shares.

As of June 7, 2010, there were 51,198,390 shares of our common stock outstanding, held by approximately 315 stockholders of record, and no shares of our preferred stock were outstanding. As of June 7, 2010, 1,121,115 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our existing stock option plan.

Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering and best efforts public offering will be, traded on the NASDAQ Global Market under the symbol “HAFC.”

Common Stock

Liquidation Rights.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding (including holders of our junior subordinated debentures).

Our Board of Directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Dividends and Other Distributions.  Subject to certain regulatory restrictions, we may pay dividends out of our statutory surplus or from certain net profits if, as and when declared by our Board of Directors. The holders of our common stock are entitled to receive and share equally in dividends declared by our Board of Directors out of funds legally available for such dividends. If we issue preferred stock in the future, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.

We are a bank holding company, and our primary source for the payment of dividends is dividends from our direct, wholly-owned subsidiary, Hanmi Bank. Various banking laws applicable to Hanmi Bank limit the payment of dividends, management fees and other distributions by Hanmi Bank to us, and may therefore limit our ability to pay dividends on our common stock. On August 29, 2008, our Board of Directors announced its decision to suspend the quarterly cash dividend previously paid on shares of our common stock. In addition, on November 2, 2009, the Board of Directors of Hanmi Bank consented to the issuance of the Final Order that currently restricts the Bank from paying dividends without the prior approval of the Department. In addition, on November 2, 2009, the Company and Hanmi Bank entered into the Written Agreement that restricts each of the Company and Hanmi Bank from paying dividends without the prior approval of the Federal Reserve Bank. Accordingly, our ability to pay dividends will be restricted until these regulatory orders are lifted.

Under the terms of our trust preferred financings we cannot declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under such debt instrument has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to twenty consecutive quarterly interest payment periods. In October 2008, our Board of Directors elected to defer quarterly interest payments on its trust preferred securities until further notice. In addition, we are currently restricted from making payments of principal or interest on our trust preferred securities under the terms of the Written Agreement without the prior approval of the Federal Reserve Bank.

Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our Board of Directors may deem relevant.

Voting Rights.  The holders of our common stock currently possess exclusive voting rights on matters that come before our stockholders. Our common stockholders elect our Board of Directors and act on such other matters as are required to be presented to our stockholders under Delaware law, our Amended and Restated Certificate of Incorporation or as may be otherwise presented to our stockholders by our Board of Directors. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. There is no cumulative voting in the election of directors.

Anti-Takeover Provisions.  Provisions of our Amended and Restated Certificate of Incorporation and By-laws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of us without negotiation with our Board of Directors. The effect of these provisions is discussed briefly below.

•	Authorized Stock. The shares of our common stock authorized by our Amended and Restated Certificate of Incorporation but not issued provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of us.

•	Stockholder Action by Unanimous Written Consent. Our Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent. The purpose of this provision is to prevent any person or persons holding the percentage of our voting stock otherwise required to take corporate action from taking that action without giving notice to other stockholders and without satisfying the procedures required by our By-laws to hold a stockholder meeting.

•	Amendment of Certificate of Incorporation and Bylaws. Our Amended and Restated Certificate of Incorporation requires the approval of 66 2/3% of our stockholders to amend certain of the provisions of our Amended and Restated Certificate of Incorporation. This requirement is intended to prevent a stockholder who controls a majority of our common stock from avoiding the requirements of important provisions of our Amended and Restated Certificate of Incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of our common stock could block the future repeal or modification of certain provisions of our Amended and Restated Certificate of Incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of our common stock.

Business Combination Provisions.  Our Amended and Restated Certificate of Incorporation elects to be subject to the requirements of Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is defined generally as someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	either the business combination or the transaction that caused the person to become an interested stockholder was approved by the Board of Directors prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the Board of Directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

In addition to the foregoing, our Amended and Restated Certificate of Incorporation contains heightened restrictions on business combinations with an interested stockholder or an affiliate of any interested stockholder, which is defined generally as someone who is the beneficial owner of 10% or more of our capital stock or who is an affiliate of ours and who, within the past two years, was the beneficial owner of 10% or more of our capital stock, unless:

•	the business combination is approved by the affirmative vote of not less than 66 2/3% of the outstanding shares of voting stock; and

•	the business combination is approved by a majority of the voting power of all outstanding shares of our voting stock, other than shares held by interested stockholders or affiliates of interested stockholders.

A business combination may also be permitted under our Amended and Restated Certificate of Incorporation if a majority of our disinterested directors have approved the business combination and the business combination has been approved by the affirmative vote of our stockholders as required by law. Alternatively, our Amended and Restated Certificate of Incorporation permits a business combination if, among other things, it has been approved by a majority of the voting power of all outstanding shares of our voting common stock and if certain price considerations required by our Amended and Restated Certificate of Incorporation have been satisfied.

The effect of Section 203 of the Delaware General Corporation Law and the business combination provisions of our Amended and Restated Certificate of Incorporation could have the effect of preventing the acquisition of control of us by an interested stockholder or its affiliate, even though that interested stockholder or its affiliate would otherwise have the ability to engage in the business combination.

Preemptive Rights.  Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Listing.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “HAFC.”

Transfer Agent.  The transfer agent for our common stock is Computershare Limited. The transfer agent’s address is Computershare Investor Services, 250 Royall Street, Canton, MA 02021.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010, on an actual basis and on a pro forma basis, as adjusted, to give effect to the sale of approximately 100,000,000 shares offered in the rights offering and the best efforts public offering at the subscription price of $1.20 per share. The net proceeds from the rights offering and best efforts public offering is estimated to be approximately $115,400,000. This table should be read in conjunction with our consolidated audited and unaudited financial statements and the notes thereto. See “Incorporation By Reference.” In preparing the pro forma table below, we have not made any adjustments for the potential purchase of shares by Woori pursuant to its securities purchase agreement with us.

LIABILITIES AND STOCKHOLDERS’ EQUITY

		Proforma
	March 31,	March 31,
	2010	2010

LIABILITIES:
Deposits:
Noninterest-Bearing	$575,015	$575,015
Interest-Bearing	2,075,265	2,075,265

Total Deposits	2,650,280	2,650,280
Accrued Interest Payable	13,146	13,146
Acceptances Outstanding	1,914	1,914
Federal Home Loan Bank Advances	153,898	153,898
Other Borrowings	4,428	4,428
Junior Subordinated Debentures	82,406	82,406
Other Liabilities	11,207	13,007

Total Liabilities	2,917,279	2,919,079

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 Par Value; Authorized 200,000,000 Shares; Issued 55,814,890 Shares (51,182,390 Shares Outstanding) as of March 31, 2010 and December 31, 2009	56	156
Additional Paid-In Capital	357,359	470,826
Unearned Compensation	(281)	(281)
Accumulated Other Comprehensive Income — Unrealized Gain on Securities Available for Sale and Interest-Only Strips, Net of Income Taxes of $1,002 and $602 as of March 31, 2010 and December 31, 2009, Respectively	1,417	1,417
Accumulated Deficit	(187,517)	(186,763)
Less Treasury Stock, at Cost: 4,632,500 Shares as of March 31, 2010 and December 31, 2009	(70,012)	(70,012)

Total Stockholders’ Equity	101,022	215,343

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,018,301	$3,134,422

SELECTED FINANCIAL DATA

The following tables set forth selected consolidated financial data for us at and for the three months ended March 31, 2010 and 2009 and at and for each of the years in the five-year period ended December 31, 2009. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference into this prospectus supplement and accompanying prospectus.

The selected consolidated statement of operations data for the years ended December 31, 2009, 2008 and 2007, and the selected balance sheet data as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, which is incorporated by reference into this prospectus supplement and accompanying prospectus. The selected consolidated statement of operations data for the years ended December 31, 2006 and 2005 and the selected consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from our audited financial statements that are not included in or incorporated by reference into this prospectus supplement and accompanying prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2010 and 2009, and the selected balance sheet data as of March 31, 2010 and 2009 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement and accompanying prospectus. In the opinion of our management, such amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Historical results are not necessarily indicative of future results, and our results for the three months ended March 31, 2010 are not necessarily indicative of our results of operations that may be expected for any future period.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except for Per Share Data)

SUMMARY STATEMENTS OF OPERATIONS:
Interest and Dividend Income	$38,053	$48,015	$184,147	$238,183	$280,896	$260,189	$200,941
Interest Expense	10,719	24,885	82,918	103,782	129,110	106,946	62,850

Net Interest Income Before Provision for Credit Losses	27,334	23,130	101,229	134,401	151,786	153,243	138,091
Provision for Credit Losses	57,996	45,953	196,387	75,676	38,323	7,173	5,395
Non-Interest Income	7,005	8,478	32,110	32,854	40,006	36,963	31,450
Non-Interest Expense	26,224	18,350	90,354	195,027	189,929	77,313	70,201

Income (Loss) Before Provision (Benefit) for Income Taxes	(49,881)	(32,695)	(153,402)	(103,448)	(36,460)	105,720	93,945
Provision (Benefit) for Income Taxes	(395)	(15,499)	(31,125)	(1,355)	24,302	40,370	36,144

NET INCOME (LOSS)	(49,486)	(17,196)	$(122,277)	$(102,093)	$(60,762)	$65,350	$57,801

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except for Per Share Data)

SUMMARY BALANCE SHEETS:
Cash and Cash Equivalents	$199,217	$320,950	$154,110	$215,947	$122,398	$138,501	$163,477
Total Investment Securities	114,231	164,412	133,289	197,117	350,457	391,579	443,912
Net Loans(1)	2,505,070	3,213,439	2,674,064	3,291,125	3,241,097	2,837,390	2,469,080
Total Assets	3,018,301	3,880,895	3,162,706	3,875,816	3,983,657	3,725,243	3,414,252
Total Deposits	2,650,280	3,196,109	2,749,327	3,070,080	3,001,699	2,944,715	2,826,114
Total Liabilities	2,917,279	3,632,652	3,012,962	3,611,901	3,613,101	3,238,873	2,987,923
Total Stockholders’ Equity	101,022	248,243	149,744	263,915	370,556	486,370	426,329
Tangible Equity	97,967	243,722	146,362	258,965	256,548	272,412	208,580
Average Net Loans(1)	2,608,405	3,276,502	3,044,395	3,276,142	3,049,775	2,721,229	2,359,439
Average Investment Securities	125,340	182,284	188,325	271,802	368,144	414,672	418,750
Average Interest-Earning Assets	3,010,938	3,806,186	3,611,009	3,653,720	3,494,758	3,214,761	2,871,564
Average Total Assets	3,086,198	3,946,727	3,717,179	3,866,856	3,882,891	3,602,181	3,249,190
Average Deposits	2,662,960	3,202,032	3,109,322	2,913,171	2,989,806	2,881,448	2,632,254
Average Borrowings	257,132	440,053	341,514	591,930	355,819	221,347	165,482
Average Interest-Bearing Liabilities	2,360,992	3,115,332	2,909,014	2,874,470	2,643,296	2,367,389	2,046,227
Average Stockholders’ Equity	137,931	263,553	225,708	323,462	492,637	458,227	417,813
Average Tangible Equity	134,679	258,775	221,537	264,490	275,036	242,362	198,527
PER SHARE DATA:
Earnings (Loss) Per Share — Basic	$(0.97)	$(0.37)	$(2.57)	$(2.23)	$(1.27)	$1.34	$1.18
Earnings (Loss) Per Share — Diluted	$(0.97)	$(0.37)	$(2.57)	$(2.23)	$(1.27)	$1.32	$1.16
Book Value Per Share(2)	$1.97	$5.40	$2.93	$5.75	$8.08	$9.91	$8.76
Tangible Book Value Per Share(3)	$1.91	$5.31	$2.86	$5.64	$5.59	$5.55	$4.29
Cash Dividends Per Share	—	—	—	$0.09	$0.24	$0.24	$0.20
Common Shares Outstanding(4)	51,182,390	45,940,967	51,182,390	45,905,549	45,860,941	49,076,613	48,658,798
SELECTED PERFORMANCE RATIOS:
Return on Average Assets(5)	(6.50)%	(1.77)%	(3.29)%	(2.64)%	(1.56)%	1.81%	1.78%
Return on Average Stockholders’ Equity(6)	(145.50)%	(26.46)%	(54.17)%	(31.56)%	(12.33)%	14.26%	13.83%
Return on Average Tangible Equity(7)	(149.02)%	(26.95)%	(55.19)%	(38.60)%	(22.09)%	26.96%	29.11%
Net Interest Spread(8)	3.29%	1.91%	2.28%	2.95%	3.20%	3.65%	4.02%
Net Interest Margin(9)	3.69%	2.50%	2.84%	3.72%	4.39%	4.83%	4.89%
Efficiency Ratio(10)	76.37%	57.92%	67.76%	116.60%	99.03%	40.65%	41.41%
Dividend Payout Ratio(11)	—	—	—	(4.05)%	(18.11)%	18.02%	16.84%
Average Stockholders’ Equity to Average Total Assets	4.47%	6.68%	6.07%	8.36%	12.69%	12.72%	12.86%

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except for Per Share Data)

SELECTED CAPITAL RATIOS:
Total Capital to Total Risk-Weighted Assets:
Hanmi Financial	7.86%	10.57%	9.12%	10.79%	10.65%	12.55%	12.04%
Hanmi Bank	7.81%	10.50%	9.07%	10.70%	10.59%	12.28%	11.98%
Tier 1 Capital to Total Risk-Weighted Assets:
Hanmi Financial	4.80%	9.29%	6.76%	9.52%	9.40%	11.58%	11.03%
Hanmi Bank	6.49%	9.22%	7.77%	9.44%	9.34%	11.31%	10.96%
Tier 1 Capital to Average Total Assets:
Hanmi Financial	4.20%	8.16%	5.82%	8.93%	8.52%	10.08%	9.11%
Hanmi Bank	5.68%	8.10%	6.69%	8.85%	8.47%	9.85%	9.06%
SELECTED ASSET QUALITY RATIOS:
Non-Performing Loans to Total Gross Loans(12)	9.77%	4.71%	7.77%	3.62%	1.66%	0.50%	0.41%
Non-Performing Assets to Total Assets(13)	9.43%	4.06%	7.76%	3.17%	1.37%	0.38%	0.30%
Net Loan Charge-Offs to Average Total Gross Loans	3.87%	1.43%	3.88%	1.38%	0.73%	0.17%	0.12%
Allowance for Loan Losses to Total Gross Loans	6.63%	3.16%	5.14%	2.11%	1.33%	0.96%	1.00%
Allowance for Loan Losses to Non-Performing Loans	67.81%	67.13%	66.19%	58.23%	80.05%	193.86%	246.40%

(1)	Loans receivable, net of allowance for loan losses and deferred loan fees.

(2)	Total stockholders’ equity divided by common shares outstanding.

(3)	Tangible equity divided by common shares outstanding.

(4)	On January 20, 2005, our Board of Director declared a two-for-one stock split and new shares were distributed on February 15, 2005.

(5)	Net income (loss) divided by average total assets.

(6)	Net income (loss) divided by average stockholders’ equity.

(7)	Net income (loss) divided by average tangible equity.

(8)	Average yield earned on interest-earning assets less average rate paid on interest-bearing liabilities. Computed on a tax-equivalent basis using an effective marginal rate of 35 percent.

(9)	Net interest income before provision for credit losses divided by average interest-earning assets. Computed on a tax-equivalent basis using an effective marginal rate of 35 percent.

(10)	Total non-interest expense divided by the sum of net interest income before provision for credit losses and total non-interest income.

(11)	Dividends declared per share divided by basic earnings (loss) per share.

(12)	Non-performing loans consist of non-accrual loan and loans past due 90 days or more still accruing interest.

(13)	Non-performing assets consist of non-performing loans and other real estate owned.

Non-GAAP Financial Measures

Return on Average Tangible Equity

Return on average tangible equity is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi Financial’s performance. Average tangible equity is calculated by subtracting average goodwill and average other intangible assets from average stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of Hanmi Financial, as it provides a method to assess management’s success in utilizing tangible capital. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

	Three Months
	Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands)

Average Stockholders’ Equity	$137,931	$263,553	$225,708	$323,462	$492,637	$458,227	$417,813
Less Average Goodwill and Average Other Intangible Assets	(3,252)	(4,778)	(4,171)	(58,972)	(217,601)	(215,865)	(219,286)

Average Tangible Equity	$134,679	$258,775	$221,537	$264,490	$275,036	$242,362	$198,527

Return on Average Stockholders’ Equity	(145.50)%	(26.46)%	(54.17)%	(31.56)%	(12.33)%	14.26%	13.83%
Effect of Average Goodwill and Average Other Intangible Assets	(3.52)%	(0.49)%	(1.02)%	(7.04)%	(9.76)%	12.70%	15.28%

Return on Average Tangible Equity	(149.02)%	(26.95)%	(55.19)%	(38.60)%	(22.09)%	26.96%	29.11%

Tangible Book Value Per Share

Tangible book value per share is supplemental financial information determined by a method other than in accordance with GAAP. This non-GAAP measure is used by management in the analysis of Hanmi Financial’s performance. Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total stockholders’ equity and dividing the difference by the number of shares of common stock outstanding. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of Hanmi Financial, as it provides a method to assess management’s success in utilizing tangible capital. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

	March 31,		December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands, Except Per Share Amounts)

Total Stockholders’ Equity	$101,022	$248,243	$149,744	$263,915	$370,556	$486,370	$426,329
Less Goodwill and Other Intangible Assets	(3,055)	(4,521)	(3,382)	(4,950)	(114,008)	(213,958)	(217,749)

Tangible Equity	$97,967	$243,722	$146,362	$258,965	$256,548	$272,412	$208,580

Book Value Per Share	$1.97	$5.40	$2.93	$5.75	$8.08	$9.91	$8.76
Effect of Goodwill and Other Intangible Assets	(0.06)	(0.09)	(0.07)	(0.11)	(2.49)	(4.36)	(4.47)

Tangible Book Value Per Share	$1.91	$5.31	$2.86	$5.64	$5.59	$5.55	$4.29

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i) the proposed purchases of shares in the offerings, assuming sufficient shares of common stock are available to satisfy their purchase intentions; and

(ii) the total amount of common stock to be held following the offerings.

Information is based on the number of shares outstanding as of June 7, 2010, and including stock options currently exercisable or exercisable within 60 days of June 7, 2010.

			Total Common Stock to be Held
	Proposed Purchases			Percentage of		Percentage of
	of Stock in the			Total		Total
	Offerings			Outstanding if		Outstanding if
	Number of		Number of	50,000,000		100,000,000
Name	Shares	Amount $	Shares	Shares are Sold		Shares are Sold
		(In thousands)

Directors:
Joseph K. Rho	1,637,838	$1,965	3,275,676	3.23%		2.16%
Joon Hyung Lee	1,220,677	1,465	2,441,354	2.41		1.61
I Joon Ahn	1,200,000	1,440	2,420,526	2.39		1.60
Paul Seon-Hong Kim	130,000	156	260,862		*		*
Jay S. Yoo	80,000	96	180,000		*		*
John A. Hall	10,000	12	32,000		*		*
William J. Stolte	21,000	25	41,000		*		*

Total	4,299,515	$5,159	8,651,418	8.53%		5.71%
Executive Officers Who Are Not Directors:
Brian E. Cho	20,000	24	55,000		*		*
Jung Hak Son	30,000	36	61,000		*		*

Total	50,000	60	116,000	0.11		0.08

Total for Directors and Executive Officers	4,349,515	$5,219	8,767,418	8.64%		5.79%

*	Less than 1%.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “— Notice to Brokers and Nominees” below.

The Subscription Rights

We are distributing at no charge to our common stockholders non-transferable subscription rights to purchase up to 50,000,000 shares of our common stock. You will receive one subscription right for each share of common stock held of record at the close of business on June 7, 2010 (the “record date”). Subscription rights may only be exercised for whole shares. Each subscription right will entitle you to purchase one share of our common stock at a subscription price equal to $1.20 per share. The subscription rights will be evidenced by subscription rights certificates.

Basic Subscription Privilege

Each subscription right that you receive will entitle you to purchase one share of our common stock at a subscription price of $1.20 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive 1,000 subscription rights and would have the right to purchase 1,000 shares of common stock for $1.20 per share with your basic subscription privilege.

Over-Subscription Privilege

If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to subscribe for any shares that our other subscription rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the over-subscription privilege you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full. We will not accept any over-subscription requests for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept over-subscription requests for 1,000 or more shares of our common stock. We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of shares to satisfy these requests.

If holders exercise their over-subscription privileges for more shares than are available to be purchased pursuant to the over-subscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of over-subscription privileges pro rata among those over-subscribing rights holders, subject to our right to reject in whole or in part any over-subscription request. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If there is a pro rata allocation of the remaining shares of our common stock and you would otherwise receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then, subject to our accepting your over-subscription request, we will allocate to you only the number of shares for which you over-subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege, again subject to our right to reject in whole or in part any over-subscription request. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the earlier of the Escrow Release Date, November 15, 2010 or cancellation of the rights offering.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

Under applicable federal and state banking laws, any purchase of shares of our common stock may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of 9.9% ownership interest.

No Fractional Rights

Subscription rights may only be exercised for whole shares. Any excess subscription funds will be returned, without interest or penalty, as soon as practicable after the Escrow Release Date, November 15, 2010 or cancellation of the rights offering.

Subscription Price

The subscription price per share of common stock shall equal $1.20. The subscription price is the same price that Woori has agreed to acquire common stock from us in the securities purchase agreement. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the $1.20 purchase price. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering subscription period.

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Rights offering subscription period Expiration Time and Date; Amendments

The rights offering subscription period will expire at 5:00 p.m., New York time, on July 6, 2010. Although we have the option of extending the expiration date of the rights offering subscription period, we currently do not intend to do so. We will notify you of any extension of the expiration date of the rights offering subscription period by issuing a press release.

You must properly complete the subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., New York time, on July 6, 2010, unless the rights offering subscription period expiration date is extended. After the expiration of the rights offering subscription period, all unexercised subscription rights will be null and void. We will not be obligated to honor any attempted exercise of subscription rights that the subscription agent receives after the expiration of the rights offering subscription period, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under “— Notice of Guaranteed Delivery.”

All shares purchased in the rights offering will be issued in book-entry, or uncertificated, form, following the Escrow Release Date, not the expiration of the rights offering subscription period. Any subscription payments for shares not allocated or validly purchased will be returned to you, without interest or penalty, as soon as practicable following the earlier of the Escrow Release Date, November 15, 2010 or cancellation of the rights offering.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering prior to the expiration of the rights offering subscription period.

Reasons for the Rights Offering

We are conducting the rights offering to raise equity capital and to provide our existing stockholders with the opportunity to purchase our common stock at the same price per common share to be paid by Woori pursuant to their securities purchase agreement.

Anticipated Proceeds From the Rights Offering

The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 50,000,000 shares available in the rights offering, the total proceeds to us, before expenses, will be $60,000,000. We estimate that the expenses of the rights offering will be approximately $2,300,000, resulting in estimated net proceeds to us, assuming all of the shares available in the rights offering are sold, of approximately $57,700,000. We intend to contribute a substantial portion of the net proceeds from the rights offering to Hanmi Bank as additional capital. We will retain the remaining net proceeds at the Company level to satisfy our cash needs and for general corporate purposes, subject to any regulatory requirements.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders.  To exercise your basic subscription privilege and your over-subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the over-subscription privilege, to the subscription agent at the address set forth under “— Subscription Agent” below, on or prior to the expiration date.

Subscription by Beneficial Owners.  If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification,” prior to 5:00 p.m., New York time, on July 6, 2010. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form provided to you that allows you to instruct your broker, dealer, custodian bank or other nominee whether, and to what extent you wish to participate in the rights offering. You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian, bank or other nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York time, on July 6, 2010, the scheduled expiration date of the rights offering subscription period.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the over-subscription privilege. Your payment must be delivered in one of the following ways:

•	uncertified check payable to “Computershare Inc. (acting as subscription agent for Hanmi Financial Corporation)”; or

•	a certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Computershare Inc.” (acting as subscription agent for Hanmi Financial Corporation).”

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of a certified or cashier’s check or bank draft drawn upon a U.S. bank.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering subscription period expires to ensure that your payment is received by the subscription agent and clears by the rights offering subscription period expiration date. We urge you to consider using a certified or cashier’s check or bank draft drawn upon a U.S. bank.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. Except as described below under “— Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the rights offering subscription period. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of a certified or cashier’s check or bank draft to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the earlier of the Escrow Release Date, November 15, 2010 or cancellation of the rights offering.

Conditions and Cancellation

We will deposit subscriptions in the rights offering into an escrow account with our escrow agent until the earlier of when we have received total subscriptions in the rights offering and the best efforts public offering for at least 87,500,000 of the offered shares, representing $105,000,000 in gross proceeds, or the closing of the transaction with Woori (the “Escrow Release Date”). Therefore, you may own our shares prior to the closing of the transaction with Woori, which we believe we will need to complete to provide us with sufficient capital resources for us to continue as a going concern.

If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the rights offering and the subscription agent will return the subscription payments received in the rights offering, without interest or penalty.

We reserve the right to cancel the rights offering at any time and for any reason. We may extend or otherwise amend the rights offering, in whole or in part, at any time before the expiration of the rights offering subscription period. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty. If we cancel the rights offering or amend its terms, we will issue a press release notifying stockholders of the changes.

Subscription Agent

Computershare Inc. is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to Computershare Inc. as follows:

By First Class Mail:	By Overnight Courier (Until 5:00 pm. New York time on the expiration date of the rights offering subscription period):
Computershare Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Georgeson, the information agent. Banks and brokers should call (212) 440-9800 and stockholders should call (800) 509-0983.

We have agreed to indemnify Computershare Inc. and Georgeson against certain liabilities in connection with the rights offering.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus supplement, we may not honor the exercise of your subscription privileges.

Fees and Expenses

We will pay all fees charged by the subscription agent, the information agent and the escrow agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor the Company will pay such expenses.

Notice to Brokers and Nominees

If you are a broker, a custodian bank, a trustee, a depositary for securities or other nominee holder who holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company (“DTC”), those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time the rights offering subscription period expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the rights offering subscription period expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above under “— Payment Method;”

•	deliver to the subscription agent on or prior to the rights offering subscription period expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions For Use of Hanmi Financial Corporation Subscription Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent no later than three business days after the expiration date of the rights offering subscription period. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the NASDAQ Global Select Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions For Use of Hanmi Financial Corporation Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, each an “Eligible Institution.” A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent the subscription rights certificate evidencing the subscription rights you are exercising within three business days following the expiration of the rights offering.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificate at the address set forth above under “— Subscription Agent” or it may be transmitted, if transmitted by an Eligible Institution, to the subscription agent by facsimile transmission to (617) 360-6810. You should confirm receipt of all facsimile transmissions by calling the subscription agent at (781) 575-2332.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Georgeson, the information agent, to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokers should call (212) 440-9800 and stockholders should call (800) 509-0983.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the “Instructions For Use of Hanmi Financial Corporation Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the information agent, Georgeson. Banks and brokers should call (212) 440-9800 and stockholders should call (800) 509-0983.

Transferability of Rights

The subscription rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the rights offering subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared). Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Account; Return of Funds

Subscription payments in the rights offering will initially be received by our subscription agent and will be swept on a weekly basis into the escrow account maintained by our escrow agent. We will hold funds received in payment for shares of common stock in the rights offering in the escrow account maintained by our escrow agent pending the Escrow Release Date or cancellation of the rights offering. If the rights offering is cancelled for any reason, including if the Escrow Release Date fails to occur on or prior to November 15, 2010, the subscription agent will return this money to subscribers as soon as practicable, without interest or penalty.

Certificates for Shares of Common Stock

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the Escrow Release Date, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the basic subscription privilege. Shares purchased pursuant to the over-subscription privilege will be issued as soon as practicable after the Escrow Release Date, and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in the rights offering in order to comply with state securities laws.

Rights of Subscribers

We will not issue you new shares of common stock in the rights offering until after the Escrow Release Date, and if the Escrow Release Date does not occur on or prior to November 15, 2010, we will cancel the rights offering and we will not issue any new shares in connection therewith. You will not have any rights as a stockholder with respect to the shares of our common stock subscribed for in the rights offering until your account, or your account at your broker, custodian bank or other nominee, is credited with such shares. This will not necessarily occur on or around the expiration of the rights offering subscription period; rather it will occur, if at all, as soon as practicable following the Escrow Release Date. In any event, you will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration date of the rights offering subscription period and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit your subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering at a $1.20 price per share.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our sole opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering subscription period expires, we determine that you have not properly obtained such clearance or approval or submitted such notice. See also “— Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege.”

No Recommendation to Subscription Rights Holders

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk total loss of all money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise, at the expiration of the rights offering subscription period, at the time of the Escrow Release Date or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus, including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Global Select Market or any other stock exchange or trading market. Our common stock trades on the NASDAQ Global Select Market under the symbol “HAFC” and we will apply to list the shares to be issued in connection with the rights offering for trading on the NASDAQ Global Select Market under the same symbol.

Shares of Common Stock Outstanding After the Rights Offering

As of June 7, 2010, there were 51,198,390 shares of our common stock outstanding. We will issue up to 50,000,000 shares of common stock in the rights offering, depending on the number of rights that are exercised. Based on the number of shares outstanding as of June 7, 2010, and assuming that no options are exercised, there are no other changes in the number of outstanding shares prior to the expiration of the rights offering subscription period and no shares are issued in the best efforts public offering, if we issue all 50,000,000 shares of common stock available in this rights offering, we would have 101,198,390 shares of common stock outstanding following the completion of the rights offering, an increase in the number of outstanding shares of our common stock of approximately 97.7%.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

THE BEST EFFORTS PUBLIC OFFERING

Acceptance of Subscriptions

We are offering initially up to 50,000,000 shares of common stock to the public, totaling $60,000,000 in the aggregate, to be offered and sold by our exclusive placement agent on a “best efforts” basis at a subscription price of $1.20 per share during the pendency of the rights offering. Upon completion of the rights offering, any shares not subscribed for in the rights offering will also be available for purchase in the best efforts public offering. The best efforts public offering of our shares of common stock will commence on the date of this prospectus supplement. Prospective purchasers should complete, date and sign the subscription agreement and related materials, which accompany this prospectus supplement, and return them to Cappello Capital Corp., 100 Wilshire Blvd., Suite 1200, Santa Monica, California 90401. Do not send payment for the shares of common stock with your subscription agreement and related materials.

As soon as practicable upon the earlier of when we have received total subscriptions in the offerings of at least $105,000,000 in the aggregate, or the closing of the transaction with Woori (the “Escrow Release Date”), Cappello will request that all persons who previously submitted completed subscription agreements provide an acknowledgement of subscription, in writing or orally, at Cappello’s discretion, if and to the extent that all or a portion of the number of shares subscribed in the previously submitted subscription agreements have been accepted by us, and Cappello will provide further instructions to such prospective purchasers on the process for completing the purchase of the shares. Upon receipt of the request to acknowledge subscription, each prospective purchaser will be asked to do the following:

•	acknowledge in writing or orally, at Cappello’s discretion, the number of shares of our common stock each such prospective purchaser intends to purchase in the best efforts public offering, which acknowledgement once submitted is irrevocable;

•	to the extent the number of shares of our common stock a prospective purchaser intends to purchase in the best efforts public offering is different from the number set forth in the previously submitted subscription agreement, and we consent to the change, complete, sign and date a revised subscription agreement with the correct number of shares of our common stock that the prospective purchaser intends to purchase in the best efforts public offering;

•	make a wire transfer of immediately available U.S. funds to an account instructed by Cappello, which account is one designated by us or make a certified or cashier’s check payable to “Hanmi Financial Corporation” (for aggregate purchase prices at or below $250,000) to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse A, Los Angeles, California 90010, in each case for an amount equal to the purchase price of $1.20 per share multiplied by the number of shares of common stock each such prospective purchaser intends to purchase in the best efforts public offering as acknowledged by Cappello; and

•	return the completed written acknowledgement of subscription if requested by Cappello or the completed revised subscription agreement, either or both as applicable, to Cappello Capital Corp., 100 Wilshire Blvd., Suite 1200, Santa Monica, California 90401 by no later than such date as instructed by Cappello.

Conditions to the Completion of the Best Efforts Public Offering

Subscription agreements executed by prospective purchasers will not be binding and effective and we will not consummate the best efforts public offering and issue shares to purchasers in the best efforts public offering until the occurrence of the Escrow Release Date, and then as soon as practicable thereafter. If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the best efforts public offering. We may choose to cancel the best efforts public offering at any time and for any reason.

Restrictions on the Best Efforts Public Offering

Our securities purchase agreement with Woori provides that we may offer and sell in the best efforts public offering up to 4.9% of the shares of our common stock (on a fully-diluted basis, taking into account the offerings (fully diluted)) to any single investor or group of investors acting together, other than Woori. To the extent we wish to offer and sell more than 4.9% of the shares of our common stock (on a fully-diluted basis) in the best efforts public offering to any single investor or group of investors acting together (other than Woori), we have agreed to consult with Woori. Notwithstanding the foregoing, in no event are we permitted to offer and sell more than 9.9% of the shares of common stock (on a fully diluted basis) in the best efforts public offering to any single investor or group of investor acting together (other than Woori) without the prior written consent of Woori.

In addition, we will not sell shares to any purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those shares if, as of July 6, 2010, that clearance or approval has not been obtained or any applicable waiting period has not expired. If, after giving effect to the offerings, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve Bank to complete the purchase, unless the facts and circumstances support a rebuttal of such presumption.

We will not accept any subscriptions in the best efforts public offering for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept subscriptions for 1,000 or more shares of our common stock.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part. As a result, you may not receive any or all of the shares for which you subscribe. Our placement agent will notify subscribers as soon as practicable following the Escrow Release Date as to whether and to what extent their subscriptions have been accepted. Our placement agent will provide further instructions to those prospective purchasers whose subscriptions we accepted regarding the process for completing the purchase of the shares in the best efforts public offering.

Cancellation Rights

We may cancel the best efforts public offering at any time for any reason. If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the best efforts public offering.

No Revocation or Change

Once you submit the acknowledgement of subscription, in writing or orally, at our placement agent’s discretion, to our placement agent you will not be allowed to revoke your subscription (including to change the number of shares subscribed for), even if you later learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription to our placement agent unless you are certain that you wish to purchase the shares of our common stock specified in the acknowledgement at the subscription price of $1.20 per share.

Reasons for the Best Efforts Public Offering

We are conducting the best efforts public offering to raise equity capital and to provide potential investors with the opportunity to purchase our common stock at the same price per common share to be paid by Woori pursuant to their securities purchase agreement.

Anticipated Proceeds From the Best Efforts Public Offering

The total proceeds to us from the best efforts public offering will depend on the number of shares subscribed for by potential investors. If we issue all 50,000,000 shares available in the offering, the total proceeds to us, before expenses, will be $60,000,000. We estimate that the expenses of the best efforts public offering will be approximately $2,300,000, resulting in estimated net proceeds to us, assuming all of the shares available in the offering are sold, of approximately $57,700,000. We intend to contribute a substantial portion of the net proceeds from the best efforts public offering to Hanmi Bank as additional capital. We will retain the remaining net proceeds at the Company level to satisfy our cash needs and for general corporate purposes, subject to any regulatory requirements.

Certificates for Shares of Common Stock

All shares that you purchase in the best efforts public offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name designated by the purchaser. As soon as practicable after the Escrow Release Date, we will arrange for the issuance of the shares of common stock purchased in the offering.

Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase in order to comply with state securities laws.

Rights of Potential Investors

We will not issue you any shares of common stock in the best efforts public offering, notwithstanding your delivery of the completed subscription agreement and related materials, until after the Escrow Release Date, and if the Escrow Release Date does not occur on or prior to November 15, 2010, we will cancel the best efforts public offering and we will not issue any shares in connection therewith. You will not have any rights as a stockholder with respect to the shares of our common stock subscribed for in the best efforts public offering until your account, or your account at your broker, custodian bank or other nominee, is credited with such shares.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the best efforts public offering if, in our sole opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to own or control the shares and if we determine that you have not properly obtained such clearance or approval or submitted such notice.

No Recommendation to Potential Investors

Our Board of Directors is making no recommendations regarding your subscription of our common stock in the best efforts public offering. Potential investors risk total loss of all money invested. We cannot assure you that the market price of our common stock will be at or above $1.20 per share after completion of the offering. You are urged to decide whether or not to subscribe for shares based on your own assessment of our business and the offering terms. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus, including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Listing

Our common stock trades on the NASDAQ Global Select Market under the symbol “HAFC” and we will apply to list the shares to be issued in connection with the best efforts public offering for trading on the NASDAQ Global Select Market under the same symbol.

Shares of Common Stock Outstanding After the Best Efforts Public Offering

As of June 7, 2010, there were 51,198,390 shares of our common stock outstanding. We will issue up to 50,000,000 shares of common stock in the best efforts public offering. Based on the number of shares outstanding as of June 7, 2010, and assuming that no options are exercised , there are no other changes in the number of outstanding shares prior to completion of the best efforts public offering and no shares are issued in the rights offering, if we issue all 50,000,000 shares of common stock available for purchase in the best efforts public offering, we would have 101,198,390 shares of common stock outstanding following the completion of the best efforts public offering, an increase in the number of outstanding shares of our common stock of approximately 97.7%.

Other Matters

We are not conducting the best efforts public offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from potential investors who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to purchase shares of our common stock. We may delay the commencement of the best efforts public offering in those states or other jurisdictions, or change the terms of the best efforts public offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay distribution of any shares you may elect to purchase in order to comply with state securities laws. We may decline to make modifications to the terms of the best efforts public offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from purchasing shares of our common stock, you will not be eligible to participate in the best efforts public offering.

Notice to Residents of Korea

The best efforts public offering and this prospectus supplement and accompanying prospectus are not, and under no circumstance are to be construed as, a public offering of securities in Korea under the Financial Investment Services and Capital Markets Act of Korea. The shares of our common stock have not been registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea and none of the shares of our common stock may be offered, sold or delivered, directly or indirectly, or offered or sold to any resident of Korea for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea, including but without limitation, the Financial Investment Services and Capital Markets Act of Korea and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder. Furthermore, the sale and purchase of the shares of our common stock should comply with the requirements under the Foreign Exchange Transaction Law of Korea and its subordinate regulations. Neither we, nor any placement agent make any representation with respect to the eligibility of any recipients of this prospectus supplement and accompanying prospectus to acquire the shares of our common stock under the laws of Korea, including but without limitation, the Foreign Exchange Transaction Law and regulations thereunder.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations that you should consider in relation to the rights offering and concurrent sale of shares of the Company’s common stock to the public.

General

The following is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to (a) U.S. holders (as defined below) and non-U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, and (b) non-U.S. holders who acquire the shares of the Company’s common stock pursuant to the public sale of shares, and have held the common stock, where applicable, and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights or through the Company’s sale of the shares to the public, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, investors in pass-through entities, foreign taxpayers and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not address any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of our common stock received on exercise of subscription rights.

Certain United States Tax Consequences to U.S. Holders Related to the Rights Offering

This section summarizes certain United States federal income tax consequences related to the rights offering by a U.S. holder.

Distribution of Subscription Rights

If you hold common stock on the record date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights.

Stockholder Basis and Holding Period of the Subscription Rights

In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights. Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed. We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period with respect to the subscription rights you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of the Subscription Rights

If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your basis in such subscription rights, if any. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Distributions on Common Stock Received Upon Exercise of Subscription Rights

You will recognize ordinary income upon the receipt of any dividend or other distribution on the shares of common stock you acquire upon exercise of the subscription rights to the extent of our current or accumulated earnings and profits for the taxable year in which the distribution is made. If you are a non-corporate holder, distributions paid out of current or accumulated earnings and profits will be qualified dividends and under current law will be taxed at the holder’s long-term capital gains tax rate (a maximum rate of 15%, increasing to 20% for taxable years beginning after December 31, 2010), provided that the holder meets applicable holding period and other requirements. Distributions paid out of our current and accumulated earnings and profits received by corporate holders are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your shares of common stock acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of common stock.

Sale of Common Stock Acquired Upon Exercise of Subscription Rights

If you sell or exchange shares of common stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your basis in the shares of common stock. Such gain or loss upon the sale or exchange of the shares of common stock will be long-term or short-term capital gain or loss, depending on whether the shares of common stock have been held for more than one year. Under current law, long-term capital gains recognized by non-corporate holders are taxed at a maximum rate of 15%, and will be taxed at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. Short-term capital gains of both corporate and non-corporate holders are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax on Unearned Income

With respect to taxable years beginning after December 31, 2012, if you are an individual, estate or trust, you will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. You are urged to consult your own tax advisor regarding the implications of the additional Medicare tax resulting from an investment in the common stock.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, you may be subject to information reporting and/or backup withholding with respect to payments of dividends on and proceeds from the sale, exchange or redemption of our shares of common stock unless you: (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

Certain United States Tax Consequences To Non-U.S. Holders Related to the Rights Offering and Disposition of Our Common Stock in the Offerings

This section summarizes certain United States federal income tax consequences to Non-U.S. Holders related to the rights offering and the ownership and disposition of our common stock.

Distribution, Lapse and Exercise of Subscription Rights

If you hold common stock on the record date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights. If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights. You will not recognize any gain or loss upon the exercise of your subscription rights.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

We believe that we are not currently, and do not anticipate becoming, a U.S. real property holding corporation.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting, but generally not backup withholding, will also apply if a broker has certain connections with the United States unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

IRS Circular 230 Disclosure

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS SUMMARY IS NOT INTENDED OR WRITTEN TO BE USED OR RELIED UPON, AND CANNOT BE USED OR RELIED UPON BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR OWN PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION

Rights Offering

On or about June 11, 2010, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus supplement and accompanying prospectus to individuals who owned shares of common stock of record as of the close of business on June 7, 2010, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent. See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact the information agent, Georgeson. Banks and brokers should call (212) 440-9800 and stockholders should call (800) 509-0983.

Directors, Executive Officers and Employees

Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of shares of our common stock. Our directors and executive officers will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of Hanmi Bank may assist in the rights offering in ministerial capacities, such as answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of our common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock.

Financial Advisor

We have engaged Cappello Capital Corp. (“Cappello”), a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial advisor in connection with the rights offering. In its capacity as our financial advisor, Cappello will provide corporate advisory services to us in connection with the rights offering. Cappello has no obligation to purchase, or procure for purchase the shares of our common stock offered in the rights offering and is not acting as an underwriter in the rights offering.

As compensation for its services, we have agreed to pay Cappello a cash fee equal to 2.75% of the aggregate gross proceeds in the rights offering and to issue to Cappello five-year warrants to purchase up to 2% of the aggregate number of shares issued in the rights offering at an exercise price of $1.20 per share. We have also agreed to reimburse Cappello for its reasonable out-of-pocket expenses pertaining to its engagement for the transaction with Woori, the rights offering and the best efforts public offering, including legal fees, up to $200,000, regardless of whether the transaction with Woori, the rights offering or the best efforts public offering are consummated.

We have agreed to indemnify Cappello against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws.

Cappello has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with the rights offering or the best efforts public offering, nor has Cappello prepared an opinion as to the fairness of the subscription price or the purchase price or the terms of the rights offering or the best efforts public offering. Cappello expresses no opinion and makes no recommendation to the holders of our common stock or any other person as to the purchase by any person of any shares of our common stock in the offerings. Cappello also expresses no opinion as to the prices at which shares of our common stock, including any shares to be distributed in connection with the rights offering or the best efforts public offering, may trade at any time, including if and when any such shares are issued in the rights offering or the best efforts public offering.

However, our Board of Directors received a fairness opinion from McGladrey Capital Markets LLC, dated May 19, 2010, that the price per share to be paid by Woori to us pursuant to the securities purchase agreement we entered into on May 25, 2010, was fair, from a financial point of view, to our stockholders. The Special Committee of our Board of Directors also received a fairness opinion from Cappello that, as of May 19, 2010, and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of our common stock to be received by Hanmi Financial in the Transaction, was fair, from a financial point of view, to the holders of our common stock, other than the Investors. McGladrey and Cappello did not advise on, and their opinions did not address, the fairness to any of our stockholders or any other person purchasing shares in the rights offering or the best efforts public offering of the subscription price or purchase price or any other terms of the rights offering or the best efforts public offering. Neither the subscription price nor the purchase price is necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock.

Computershare Inc. is acting as the subscription agent, Georgeson is acting as the information agent and JPMorgan Chase Bank, National Association is acting as the escrow agent for the rights offering. We have agreed to pay the subscription agent, information agent and escrow agent customary fees plus certain expenses in connection with the rights offering. We have also agreed to indemnify the subscription agent , information agent and escrow agent against certain liabilities in connection with the rights offering.

The subscription rights will not be listed on the NASDAQ Global Select Market or any other stock exchange or trading market. We will apply to list the shares of common stock issuable upon exercise of the subscription rights on the NASDAQ Global Select Market under the symbol “HAFC.”

Best Efforts Public Offering

We are offering the shares of our common stock in the best efforts public offering at $1.20 per share. If you are interested in purchasing shares of our common stock in the best efforts public offering, you should complete, date and sign the subscription agreement and related materials for the offering, which accompany this prospectus supplement and return them to Cappello Capital Corp., 100 Wilshire Blvd, Suite 1200, Santa Monica, California 90401. Do not send payment for the shares of common stock with your subscription agreement and related materials. We reserve the right, in our sole discretion, to reject in whole or in part any offer to purchase shares of our common stock in the best efforts public offering.

As soon as practicable after the Escrow Release Date, Cappello will request that all persons who previously submitted completed subscription agreements provide an acknowledgement of subscription, in writing or orally, at Cappello’s discretion, if and to the extent that all or a portion of the number of shares subscribed for in the previously submitted subscription agreements have been accepted by us, and Cappello will provide further instructions to such prospective purchasers on the process for completing the purchase of the shares. Upon receipt of the request to acknowledge subscription, each prospective purchaser will be asked to do the following:

•	acknowledge in writing or orally, at Cappello’s discretion, the number of shares of our common stock each such prospective purchaser intends to purchase in the best efforts public offering, which acknowledgement once submitted is irrevocable;

•	to the extent the number of shares of our common stock a prospective purchaser intends to purchase in the best efforts public offering is different from the number set forth in the previously submitted subscription agreement, and we consent to the change, complete, sign and date a revised subscription agreement with the correct number of shares of our common stock that the prospective purchaser intends to purchase in the best efforts public offering;

•	make a wire transfer of immediately available U.S. funds to an account instructed by Cappello, which account is one designated by us or make a certified or cashier’s check payable to “Hanmi Financial Corporation” (for aggregate purchase prices at or below $250,000) to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse A, Los Angeles, California 90010, in each case for an amount equal to the purchase price of $1.20 per share multiplied by the number of shares of common stock each such prospective purchaser intends to purchase in the best efforts public offering as acknowledged by Cappello; and

•	return the completed written acknowledgement of subscription if requested by Cappello or the completed revised subscription agreement, either or both as applicable, to Cappello Capital Corp., 100 Wilshire Blvd., Suite 1200, Santa Monica, California 90401 by no later than such date as instructed by Cappello.

Placement Agent

Cappello is acting as our placement agent in the best efforts public offering. Subject to the terms and conditions of the placement agent agreement between us and Cappello, Cappello has agreed to act as the exclusive placement agent for the sale of up to 100,000,000 shares of our common stock, including 50,000,000 shares of our common stock initially in the best efforts public offering plus that number of shares of our common stock not subscribed for in the rights offering, which could be up to 50,000,000 shares of our common stock depending on the number of shares subscribed for by our stockholders in the rights offering. Cappello is not purchasing or selling any shares of our common stock offered in the best efforts public offering pursuant to this prospectus supplement and accompanying prospectus, nor is it required to arrange for the purchase or sale of any number or dollar amount of common stock, but instead has agreed to use its best efforts to arrange for the sale of the shares of our common stock available for purchase in the best efforts public offering.

The placement agent agreement provides that the obligations of Cappello to act as our placement agent in the best efforts public offering are subject to certain conditions precedent, including the absence of any material adverse changes in our business, restrictions on issuance of common stock in the best efforts public offering, accuracy of our representations and warranties in the placement agent agreement and the receipt of customary legal opinions, letters and certificates. The placement agent agreement with Cappello will be filed with the SEC as an exhibit to a Current Report on Form 8-K.

As compensation for its services, we have agreed to pay Cappello a cash fee equal to 2.75% of the aggregate gross proceeds in the best efforts public offering and to issue to Cappello five-year warrants to purchase up to 2% of the aggregate number of shares issued in the best efforts public offering at an exercise price of $1.20 per share. As described above, we have also agreed to reimburse Cappello for its reasonable out-of-pocket expenses pertaining to its engagement for the transaction with Woori, the rights offering and best efforts public offering, including legal fees, up to $200,000, regardless of whether the transaction with Woori, the rights offering or the best efforts public offering are consummated.

We have agreed to indemnify Cappello against certain liabilities, including certain potential liabilities under the federal securities laws, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments Cappello may be required to make in respect of such liabilities.

Other than Cappello, we have not employed any brokers, dealers or underwriters in connection with the sale of common stock in the best efforts public offering. Cappello may engage other FINRA members to act as selected dealers in connection with the best efforts public offering. The maximum consideration to be received by such FINRA members and Cappello will not exceed the fees, discounts, commissions and expenses described in this section entitled “Plan of Distribution.”

In addition to the fees described above, in connection with the transaction with Woori, we have agreed to pay Cappello a cash fee equal to one percent of the aggregate purchase price paid by Woori and to issue Cappello five-year warrants to purchase up to one percent of the aggregate number of shares issued to Woori at an exercise price of $1.20 per share. We have also paid a cash fee of $350,000 to Cappello in connection with the rendering of its fairness opinion to the Special Committee of our Board of Directors in connection with the transaction with Woori, and we have agreed to reimburse Cappello for all expenses in connection with the delivery of its fairness opinion.

Cappello may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Cappello may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Fees and Expenses

We will be responsible for the expenses of issuance and distribution of the shares of our common stock in the offerings, including registration fees, legal and accounting fees and printing expenses, which we estimate will total $1,300,000. We estimate that our total fees and expenses in connection with the offerings will be approximately

$4,600,000, not including the value of the warrants issued to Cappello in connection with its engagement as our financial adviser in the rights offering and placement agent in the best efforts public offering.

THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IT IS NOT SOLICITING AN OFFER TO BUY SUCH SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon exercise of the rights, as well as the common stock to be issued in the best efforts public offering, will be passed upon for us by Manatt, Phelps & Phillips, Los Angeles, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009, consolidated financial statements contains an explanatory paragraph that states that the Company and its wholly-owned subsidiary Hanmi Bank, are currently operating under formal supervisory agreements (“the Agreements”) with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. The Agreements restrict certain operations and require the Company to, among other things, increase the contributed equity capital at Hanmi Bank by $100,000,000 by July 31, 2010 and achieve specified regulatory capital ratios by July 31, 2010 and December 31, 2010. Failure to achieve all of the Agreements’ requirements may lead to additional regulatory actions including being placed into receivership or conservatorship. The ability of the Company to comply with terms of these Agreements raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in its assessment a material weakness related to the allowance for loan losses that related to management’s policies and procedures for the monitoring and timely evaluation of and revision to management’s approach for assessing credit risk inherent in the Company’s loan portfolio to reflect changes in the economic environment.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement and accompanying prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings covered by this prospectus supplement and accompanying prospectus, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	our Preliminary Proxy Statement on Schedule 14A filed with the SEC on June 3, 2010;

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on March 22, 2010, May 26, 2010 and May 28, 2010 (other than the portions of those documents not deemed to be filed); and

•	the Form 8-A12G Registration Statement filed with the SEC on April 21, 2000, including any amendment or report filed with the SEC for the purpose of updating this description.

To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and accompanying prospectus is modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus and accompanying prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and accompanying prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

David Yang, Investor Relations Officer
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 427-5699

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.hanmi.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus supplement.

PROSPECTUS

HANMI FINANCIAL CORPORATION

Up to $200,000,000
Common Stock
Preferred Stock
Debt Securities
Rights
Warrants
Depositary Shares
Units

We may from time to time offer and sell in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $200,000,000.

We may offer and sell these securities on a delayed or continuous basis to or through one or more agents, underwriters or dealers as designated from time to time, directly to one or more purchasers, through a combination of these methods or any other method as provided in the applicable prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

At the time we offer securities, we will specify in an accompanying prospectus supplement the amount, price and specific terms of any securities offered. You should carefully read this prospectus, any applicable prospectus supplement and the documents incorporated by reference before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public and the net proceeds we expect to receive from any such sale will also be set forth in a related prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HAFC.”

Investing in our securities involves risks.  Before buying our securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” on page 6 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is November 30, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $200,000,000.

We may offer the following securities from time to time:

•	common stock;

•	preferred stock;

•	debt securities;

•	rights;

•	warrants;

•	depositary shares; and

•	units.

We may also issue securities upon conversion or exercise of or in exchange for any of the securities listed above.

This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities that may be offered under this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and exhibits may be obtained and read at the SEC Internet website (www.sec.gov) or at the SEC office mentioned under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell these securities, and we will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

In this prospectus, we refer to common stock, preferred stock, debt securities, rights, warrants, depositary shares and units collectively as “securities.” The terms “we,” “us,” and “our” refer to Hanmi Financial Corporation, and our consolidated subsidiaries, unless otherwise stated or the context otherwise requires. The terms “our banking subsidiary” or “the Bank” refer to Hanmi Bank, unless otherwise stated or the context otherwise requires.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus much of the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating the information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or previously incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information that we previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (as amended on April 9, 2009);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 (as amended on August 17, 2009), June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on February 5, 2009, February 18, 2009, April 6, 2009 (as amended on April 24, 2009), May 11, 2009, June 2, 2009, June 5, 2009, June 15, 2009, August 3, 2009, August 6, 2009, September 8, 2009, September 15, 2009, October 2, 2009, October 16, 2009 and November 5, 2009; and

•	The description of our capital stock set forth in our registration statement on Form 8-A, and all amendments thereto, filed with the SEC on April 21, 2000.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:

David Yang
Investor Relations Officer
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov and our website: www.hanmi.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copy as set forth above.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference in this prospectus contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” or the negative such terms and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in any accompanying prospectus supplement and those included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and other factors described in our periodic reports filed from time to time with the SEC. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements we make or incorporate by reference in this prospectus include, but are not limited to:

•	failure to maintain adequate levels of capital and liquidity to support our operations could effect the ability of the Bank to continue as a going concern;

•	a significant number of our customers failing to perform under their loans and other terms of credit agreements;

•	the effect of regulatory orders we have entered into and potential future regulatory enforcement action against us or the Bank;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits;

•	sources of liquidity available to us and to the Bank becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waivers to do so;

•	adverse changes in domestic or global financial markets, economic conditions or business conditions or the effects of pandemic flu;

•	regulatory restrictions on the Bank’s ability to pay dividends to us and on our ability to make payments on Hanmi Financial obligations;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters and other variables impacting the value of real estate;

•	failure to retain our key employees;

•	failure to maintain our status as a financial holding company;

•	adequacy of our allowance for loan losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	failure to manage our future growth or successfully integrate acquisitions;

•	volatility and disruption in financial, credit and securities markets, and the price of our common stock;

•	deterioration in the financial markets that may result in other-than-temporary impairment charges relating to our securities portfolio;

•	competition in our primary market areas;

•	demographic changes in our primary market areas; and

•	significant government regulations, legislation and potential changes thereto.

The cautionary statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

HANMI FINANCIAL CORPORATION

We are a Delaware corporation, incorporated on March 14, 2000 for the purpose of becoming a holding company for Hanmi Bank. We became a registered holding company for Hanmi Bank in June 2000, and thereafter have been subject to the Bank Holding Company Act of 1956, as amended, or the “BHCA.” Also in 2000, we elected to become a “financial holding company” under the BHCA.

We are a diversified financial holding company offering a broad array of financial services through our wholly-owned banking subsidiary, Hanmi Bank, and our wholly-owned insurance agency subsidiaries, Chun-Ha Insurance Services, Inc., or “Chun-Ha,” and All World Insurance Services, Inc., or “All World.” As of September 30, 2009, we had, on an unaudited, consolidated basis, total assets of $3.5 billion, net loans receivable of $2.8 billion, investment securities available for sale of $205.0 million, total deposits of $3.0 billion, and stockholders’ equity of $187.1 million.

Hanmi Bank, our primary subsidiary, is a state chartered bank that was incorporated under the laws of the State of California on August 24, 1981. Hanmi Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereunder, and Hanmi Bank is a member of the Federal Reserve System. Hanmi Bank’s main office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010.

Hanmi Bank is a community bank, with its primary market including the Korean-American community as well as other communities in the multi-ethnic populations of Los Angeles County, Orange County, San Bernardino County, San Diego County, the San Francisco Bay area, and the Silicon Valley area in Santa Clara County, California. Hanmi Bank’s full-service offices are strategically located in areas where many of the businesses are owned by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of those communities. As of October 31, 2009, Hanmi Bank maintained a network of 27 full-service branch offices in California and two loan production offices in Virginia and Washington.

Hanmi Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in California and the United States, including the acceptance of checking, savings and time deposits and the making of commercial and consumer loans, residential mortgage loans, real estate loans, lease financing, and other installment and term loans. Through Chun-Ha and All World, our insurance subsidiaries, we are also able to offer our customers a wide array of insurance services and products, including life, commercial, automobile, health, and property and casualty insurance.

Our principal office is located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, and our telephone number is (213) 382-2200. Our Internet website address is www.hanmi.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

Unless we otherwise state in an applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus and the accompanying prospectus supplement to augment our regulatory capital and for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested in interest bearing accounts or short-term, interest bearing securities or applied to repay short-term or revolving debt prior to use.

Based upon our historical and anticipated financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2008 and each of the nine-month periods ended September 30, 2009 and September 30, 2008 are as follows:

	Nine Months Ended
	September 30,			Year Ended December 31,
	2009	2008		2008		2007		2006	2005	2004
	(Dollars in thousands)

RATIO OF EARNINGS TO FIXED CHARGES:
Excluding Interest on Deposits	—(1)	—(2	)(3)	—(2	)(5)	—(2	)(7)	8.17	11.38	9.03
Including Interest on Deposits	—(1)	—(2	)(4)	0.02(2	)(6)	0.72(2	)(8)	1.98	2.47	2.77
Deficiency of Earnings Available to Cover Fixed Charges:
Excluding Interest on Deposits	$89,976	$94,885		$103,448		$36,460		$—	$—	$—
Including Interest on Deposits	$89,976	$94,885		$103,448		$36,460		$—	$—	$—

(1)	Earnings were inadequate to cover total fixed charges, excluding or including interest on deposits.

(2)	Earnings were inadequate to cover total fixed charges due primarily to non-cash goodwill impairment charges of $107.4 million for the nine months ended September 30, 2008, $107.4 million for the year ended December 31, 2008 and $102.9 million for the year ended December 31, 2007.

(3)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, excluding interest on deposits, for the nine months ended September 30, 2008 would have been 1.75. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(4)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, including interest on deposits, for the nine months ended September 30, 2008 would have been 1.15. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(5)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, excluding interest on deposits, for the year ended December 31, 2008 would have been 1.19. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(6)	Excluding the non-cash goodwill impairment charge of $107.4 million, the ratio of earnings to fixed charges, including interest on deposits, for the year ended December 31, 2008 would have been 1.04. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(7)	Excluding the non-cash goodwill impairment charge of $102.9 million, the ratio of earnings to fixed charges, excluding interest on deposits, for the year ended December 31, 2007 would have been 4.00. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

(8)	Excluding the non-cash goodwill impairment charge of $102.9 million, the ratio of earnings to fixed charges, including interest on deposits, for the year ended December 31, 2007 would have been 1.51. This non-GAAP financial ratio is provided solely for the purpose of presenting comparison data for our operating trends.

The ratio of earnings to fixed charges is calculated as follows:

Income (Loss) Before Provision for Income Taxes + Fixed Charges
Fixed Charges

Fixed charges consist of consolidated interest expense, including or excluding the interest expense on deposits as indicated, and one-third of rental expense, net of rental income from subleases, which we estimate is representative of the interest portion of the rental payments. Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features and rights of our capital stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our amended and restated certificate of incorporation and bylaws.

General

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 10,000,000 shares are preferred stock, par value $0.001 per share. Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and non-assessable. As of October 31, 2009, there were 51,201,390 shares of our common stock outstanding, held by approximately 345 stockholders of record, and no shares of our preferred stock were outstanding. As of October 31, 2009, 1,205,869 shares of our common stock were reserved for issuance upon the exercise of options that have been granted under our existing stock option plan.

Common Stock

Liquidation Rights.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding (including holders of our junior subordinated debentures).

Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Dividends and Other Distributions.  Subject to certain regulatory restrictions, we may pay dividends out of our statutory surplus or from certain net profits if, as and when declared by our board of directors. The holders of our common stock are entitled to receive and share equally in dividends declared by our board of directors out of funds legally available for such dividends. If we issue preferred stock in the future, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.

We are a bank holding company, and our primary source for the payment of dividends is dividends from our direct, wholly-owned subsidiary, Hanmi Bank. Various banking laws applicable to Hanmi Bank limit the payment of dividends, management fees and other distributions by Hanmi Bank to us, and may therefore limit our ability to pay dividends on our common stock. On August 29, 2008, our board of directors announced its decision to suspend the quarterly cash dividend previously paid on shares of our common stock. The most recent quarterly dividend of $0.03 per share was paid on July 21, 2008. In addition, on November 2, 2009, the board of directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions that currently restricts the Bank from paying dividends without the prior approval of the department. In addition, on November 2, 2009, Hanmi Financial and Hanmi Bank entered into a Written Agreement that restricts each of Hanmi Financial and Hanmi Bank from paying dividends without the prior approval of the Federal Reserve Bank of San Francisco. Accordingly, our ability to pay dividends will be restricted until these regulatory orders are lifted.

Under the terms of our trust preferred financings on January 8, 2004, March 15, 2004, and April 28, 2004, respectively, we cannot declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under such debt instrument has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to twenty consecutive quarterly interest payment periods. In October 2008, our board of directors elected to defer quarterly interest payments on its trust preferred securities until further notice. In addition, we are currently restricted from making payments of principal or interest on our trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve Bank of San Francisco.

Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our board of directors may deem relevant.

Voting Rights.  The holders of our common stock currently possess exclusive voting rights on matters that come before our stockholders. Our common stockholders elect our board of directors and act on such other matters as are required to be presented to our stockholders under Delaware law, our amended and restated certificate of incorporation or as may be otherwise presented to our stockholders by our board of directors. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders. There is no cumulative voting in the election of directors.

Anti-Takeover Provisions.  Provisions of our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Hanmi Financial Corporation without negotiation with our board of directors. The effect of these provisions is discussed briefly below.

•	Authorized Stock. The shares of our common stock authorized by our amended and restated certificate of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of Hanmi Financial Corporation.

•	Stockholder Action by Unanimous Written Consent. Our amended and restated certificate of incorporation prohibits stockholder action by written consent. The purpose of this provision is to prevent any person or persons holding the percentage of our voting stock otherwise required to take corporate action from taking that action without giving notice to other stockholders and without satisfying the procedures required by our bylaws to hold a stockholder meeting.

•	Amendment of Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation requires the approval of 66 2/3% of our stockholders to amend certain of the provisions of our amended and restated certificate of incorporation. This requirement is intended to prevent a stockholder who controls a majority of our common stock from avoiding the requirements of important provisions of our amended and restated certificate of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of our common stock could block the future repeal or modification of certain provisions of our amended and restated certificate of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of our common stock.

Business Combination Provisions.  Our amended and restated certificate of incorporation elects to be subject to the requirements of Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law generally prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is defined generally as someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	either the business combination or the transaction that caused the person to become an interested stockholder was approved by the board of directors prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

In addition to the foregoing, our amended and restated certificate of incorporation contains heightened restrictions on business combinations with an interested stockholder or an affiliate of any interested stockholder, which is defined generally as someone who is the beneficial owner of 10% or more of our capital stock or who is an affiliate of Hanmi Financial Corporation and who, within the past two years, was the beneficial owner of 10% or more of our capital stock, unless:

•	the business combination is approved by the affirmative vote of not less than 66 2/3% of the outstanding shares of voting stock; and

•	the business combination is approved by a majority of the voting power of all outstanding shares of our voting stock, other than shares held by interested stockholders or affiliates of interested stockholders.

A business combination may also be permitted under our amended and restated certificate of incorporation if a majority of our disinterested directors have approved the business combination and the business combination has been approved by the affirmative vote of our stockholders as required by law. Alternatively, our amended and restated certificate of incorporation permits a business combination if it has been approved by a majority of the voting power of all outstanding shares of our voting common stock and if certain price considerations required by our amended and restated certificate of incorporation have been satisfied.

The effect of Section 203 of the Delaware General Corporation Law and the business combination provisions of our amended and restated certificate of incorporation could have the effect of preventing the acquisition of control of Hanmi Financial Corporation by an interested stockholder or its affiliate, even though that interested stockholder or its affiliate would otherwise have the ability to engage in the business combination.

Preemptive Rights.  Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Listing.  Our common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.”

Transfer Agent.  The transfer agent for our common stock is Computershare Limited. The transfer agent’s address is Computershare Investor Services, 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SECURITIES WE MAY OFFER

General

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, rights, warrants, depositary shares, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering materials field with the SEC. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Common Stock

When we offer to sell shares of our common stock, we will describe the specific terms of the offering in a supplement to this prospectus. A description of the material terms of our common stock is included with this prospectus under the above section entitled “Description of Capital Stock — Common Stock.”

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, no shares of our preferred stock have been issued or are outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, adopt resolutions providing for the issuance of preferred stock in such classes or series, with such voting powers, conversion features, designations, preferences, rights, qualifications, limitations and restrictions of each class or series of preferred stock as may be determined by our board of directors.

If we offer shares of preferred stock in the future, we will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. In addition, the prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	conversion or exchange rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material U.S. Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of our preferred stock may, subject to the provisions governing such outstanding preferred stock, be adversely affected in the future by the rights of holders of any new shares of preferred stock that may be issued by us in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes, including issuance in connection with a stockholders’ rights plan or with terms that may discourage a change in control of our company. The ability of our board of directors to designate series and issue shares of preferred stock without further stockholder approval may discourage or make more difficult attempts by others to acquire control of us.

Redemption.  If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable, convertible or exchangeable. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert the shares into other classes of our capital stock. The prospectus supplement will set forth the redemption price relating to a particular series of preferred stock.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Dividends.  Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors.

As indicated above, our primary source for the payment of dividends is dividends we receive from our direct, wholly-owned subsidiary, Hanmi Bank. Due to current restrictions on Hanmi Bank’s ability to pay dividends without prior regulatory approval under the Final Order issued by the California Department of Financial Institutions and its Written Agreement with the Federal Reserve Bank of San Francisco, our ability to pay dividends on our preferred stock will be restricted until this Memorandum of Understanding is lifted.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock and such holders may have the right to receive an additional amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of those series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of those series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights.  The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our amended and restated certificate of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar.  Unless otherwise stated in the applicable prospectus supplement, the transfer agent for any additional class or series of our preferred stock will be Computershare Limited.

Debt Securities

When we offer to sell debt securities, we will describe the specific terms of the offering and the debt securities in a supplement to this prospectus.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a stockholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. We may issue senior or subordinated debt securities under one or more separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior debt indenture and the subordinated debt indenture are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.” The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

The debt securities will be our direct obligations. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the accompanying prospectus supplement relating to such series of debt securities. This description will contain all or some of the following, as applicable:

•	the title of the debt securities and whether the debt securities are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of debt securities outstanding, and any limit on the principal amount, including the aggregate principal amount of debt securities authorized;

•	the terms and conditions, if any, upon which the debt securities are convertible into our common stock, preferred stock or other securities, including the conversion price or its manner of calculation, the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment to the conversion price and provisions affecting conversion in the event of the redemption of the debt securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount payable upon declaration of acceleration of their maturity, or, if applicable, the portion of the principal amount of the debt securities that is convertible into our capital stock, or the method for determining the portion;

•	the denominations of the debt securities, if other than denominations of an integral multiple of $1,000;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable on the debt securities;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method for determining the rate or rates, the date or dates from which the interest will accrue or the method for determining the date or dates, the interest payment dates on which any interest will be payable and the regular record dates for the interest payment dates or the method for determining the dates, the person to whom interest should be payable, and the basis for calculating interest if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of, and any premium or make-whole amount, any interest on, and any additional amounts payable in respect of, the debt securities will be payable, where holders of debt securities may surrender for registration of transfer or exchange, and where holders may serve notices or demands to or upon us in respect of the debt securities and the applicable indenture;

•	any provisions for the redemption of the debt securities, the period or periods within which, the price or prices, including any premium or make-whole amount, at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which the debt securities may be redeemed in whole or in part at our option, if we have the option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the obligation;

•	if other than United States dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

•	whether the amount of payments of principal of, and any premium or make-whole amount, or any interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices, and the manner for determining the amounts;

•	whether the principal of, and any premium or make-whole amount, or any interest or additional amounts on the debt securities are to be payable, at our election or at the election of a holder, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are to be so payable;

•	provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants set forth in the applicable indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture;

•	whether and under what circumstances we will pay additional amounts as contemplated in the applicable indenture on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of the option;

•	any restrictions or condition on the transferability of the debt securities;

•	the exchanges, if any, on which the debt securities may be listed;

•	the trustee, authenticating or paying agent, transfer agent or registrar, and

•	any other material terms of the debt securities and the applicable indenture.

The indentures contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indentures. This summary is subject to and is qualified in its entirety by reference to all the provisions of the indentures, including definitions of terms used in the indentures. Your rights are defined by the terms of the indentures, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. There may be other provisions that also are important to you.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to U.S. Federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture pursuant to which such debt securities are issued.

Holders may transfer debt securities in definitive bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Rights

When we offer to sell rights, we will describe the specific terms of the offering and the rights in a supplement to this prospectus. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement accompanying this prospectus relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the stockholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate number of shares of common stock or other securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements or rights certificates described in a prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock or other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the time designated in the applicable prospectus supplement on the expiration date for the rights provided in the applicable prospectus supplement. After the time designated in the applicable prospectus supplement on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or other securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Before the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

Warrants

When we offer to sell warrants, we will describe the specific terms of the offering and the warrants in a supplement to this prospectus. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement accompanying this prospectus relating to any warrants we offer will include specific terms relating to the offering, including, among others:

•	the title and the aggregate number of warrants;

•	the debt securities or stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Depositary Shares

When we offer to sell depositary shares, we will describe the specific terms of the offering and the depositary shares in a supplement to this prospectus. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in debt securities or fractional shares of our common or preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of our common or preferred stock, as the case may be, and would be represented by a depositary receipt.

The debt securities, common stock or preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of a debt security or share of common or preferred stock, as the case may be represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights.

If necessary, the prospectus supplement will provide a description of U.S. Federal or other income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the debt securities or fractional shares of common or preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts will have the right to exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable depositary agreement and the applicable prospectus supplement and any other offering material in their entirety.

Units

When we offer to sell units, we will describe the specific terms of the offering and the units in a supplement to this prospectus. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The prospectus supplement accompanying this prospectus relating to the units we may offer will include specific terms relating to the offering, including, among others:

•	the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and

•	and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	to dealers;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act of 1933.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Underwriters, dealers and agents may engage in transactions with us, perform services for us in the ordinary course of business.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the Nasdaq Global Select Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Select Market, subject to official notice of issuance, unless the Company’s issued and outstanding common stock at the date of the prospectus supplement is listed on another exchange. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or they are in compliance with an available exemption from the registration or qualification requirement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities being offered by this prospectus will be passed upon for us by Hunton & Williams, LLP, counsel to Hanmi Financial Corporation. Any underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hanmi Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.